Exhibit 3.63

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

LOCAL TV HOLDINGS, LLC

Dated as of July 14, 2008

i

6.8	Limitation on Allocations and Distributions to Class B Investors	25
6.9	Overriding Distribution Rules	26
6.10	Tax Matters	27

ARTICLE VII MANAGEMENT; EXCULPATION AND INDEMNIFICATION		28
7.1	Management and Control of the Company Generally	28
7.2	Powers of the Company Board	28
7.3	The Company Board	31
7.4	Meetings of the Company Board	31
7.5	Committees of the Company Board	32
7.6	Board Observer Rights	32
7.7	Quorum; Voting	33
7.8	Procedural Matters of the Company Board	33
7.9	WAIVER OF FIDUCIARY DUTIES OF THE DIRECTORS	33
7.10	Member Meetings	34
7.11	Officers	35
7.12	Incentive Plan	37
7.13	Exculpation and Indemnification	37
7.14	VCOC Participants	39

ARTICLE VIII ACCOUNTS; REPORTS TO INVESTORS		39
8.1	Books of Account; Access	39
8.2	Independent Accountants	39
8.3	Reports to Investors	39
8.4	Access to Books and Records	40

ARTICLE IX TRANSFERS		40
9.1	General Restrictions	40
9.2	Permitted Transfers	40
9.3	Conditions to Transfers	41
9.4	Effect of Permitted Transfer	42
9.5	Rights Upon Involuntary Transfers	42
9.6	Tag-Along Rights	43
9.7	Company Sale	45
9.8	Initial Public Offering	47
9.9	Holdback	48
9.10	Satisfactory Written Assignment Required	48
9.11	Bankruptcy of a Member	49
9.12	Investor Interests Held by Blocker Corporations	49

ARTICLE X OTHER RIGHTS		50
10.1	Preemptive Rights	50

ii

ARTICLE XI DISSOLUTION; LIQUIDATION		51
11.1	Dissolution	51
11.2	Final Accounting	51
11.3	Liquidation	52
11.4	Termination of Company	53
11.5	Liability of Company for Return of Capital Contributions	53

ARTICLE XII AMENDMENTS TO AGREEMENT		54
12.1	Amendments	54

ARTICLE XIII NOTICES		54
13.1	Method for Notices	54

ARTICLE XIV CERTAIN COVENANTS		55
14.1	Confidentiality	55
14.2	Access	56
14.3	Injunctive Relief	56

ARTICLE XV GENERAL PROVISIONS		56
15.1	Additional Members	56
15.2	FCC Consent	57
15.3	Waiver of Jury Trial	57
15.4	Governing Law	57
15.5	Power of Attorney	57
15.6	Discretion	58
15.7	Entire Agreement	58
15.8	Binding Effect	58
15.9	Counterparts	58
15.10	Severability	58
15.11	Headings	59
15.12	Waiver of Partition	59

Schedules and Exhibits:

Schedule I	Investors, Percentage Investor Interests
Schedule II	Company Board

Exhibit A	Form of Joinder to Limited Liability Company Agreement

Annex A	Warrant Agreement
Annex B	Incentive Plan

iii

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

LOCAL TV HOLDINGS, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Local TV Holdings, LLC (the “Company”) is entered into as of July 14th, 2008, by and among the Persons executing this Agreement and identified as “Members” on Schedule I hereto and each Person who may hereafter be admitted as a Member in accordance with the terms of this Agreement.

WHEREAS, the Company was originally formed under the laws of the State of Delaware by filing a certificate of formation with the Secretary of State of the State of Delaware on May 21, 2008 (the “Certificate of Formation”);

WHEREAS, the Company and the members at the time entered into that certain Limited Liability Company Agreement of the Company dated as of July 10, 2008 (the “Original LLC Agreement”); and

WHEREAS, in connection with a reorganization of the structure of the Company, the Company and the Members desire to amend and restate the Original LLC Agreement.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Members agree to amend and restate the Original LLC Agreement in its entirety as follows:

ARTICLE I

ORGANIZATIONAL AND OTHER MATTERS

1.1 Formation; Continuation. The Company was formed on May 21, 2008, pursuant to the provisions of the Delaware Act, upon the filing of the Certificate of Formation. Each Member hereby (i) agrees that the Company shall be governed by the Delaware Act, this Agreement and the Warrant Agreement, (ii) acknowledges that it has received and reviewed a complete copy of the Warrant Agreement, (iii) agrees that, if it was not an original party to the Warrant Agreement, upon execution of this Agreement, it shall become a party to the Warrant Agreement as though an original party thereto and (iv) agrees that the rights, duties and liabilities of the Members shall, subject to the Warrant Agreement, be as provided in, the Delaware Act and this Agreement; provided, however, that in the event of any inconsistencies in the rights and obligations of the Members under the Delaware Act and this Agreement, then to the maximum extent permitted by the law the terms of this Agreement, together with the Warrant Agreement, shall control.

1.2 Name. The name of the Company is “Local TV Holdings, LLC”. The Company’s business may be conducted under any other name or names deemed advisable by the Company Board (as defined below). Following the Termination of the Company (as defined herein), all right and interest in and to the use of the name “Local TV Holdings, LLC” and any variation thereof, including any name to which the name of the Company is changed, shall become the sole property of Oak Hill Capital Partners II, L.P., a Delaware limited partnership (“OHCP II”), and the other Members shall have no right and no interest in and to the use of any such name.

1.3 Principal Office. The principal office of the Company is at 1717 Dixie Highway #650, Ft. Wright, Kentucky, 41011, or at such other location as may be selected from time to time by the Company Board. The Company shall keep its books and records at its principal office. The Company Board shall give prompt notice to each Member of any change in the location of the Company’s principal office.

1.4 Registered Office and Registered Agent. The street address of the registered office of the Company in the State of Delaware is at 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808 or such other place in the State of Delaware as may from time to time be designated by the Company Board in accordance with the Delaware Act, and the Company’s registered agent at such address is Corporation Service Company.

1.5 Purposes and Powers of the Company.

(a) The Company shall have as its purposes: (i) the operation of broadcast television stations and related web sites; (ii) any and all businesses and activities directly related, incidental or ancillary thereto; and (iii) carrying on any lawful business, purpose or activity permitted under the Delaware Act.

(b) The Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes and business described herein and for the protection and benefit of the Company, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Company by the Company Board pursuant to this Agreement, including Article VIII hereof.

1.6 Fiscal Year. The fiscal year of the Company shall end on December 31 of each year (the “Fiscal Year”), and shall be the same for Company accounting and federal income tax purposes unless otherwise required by the Code. The Fiscal Year of the Company may be changed by the Company Board.

ARTICLE II

DEFINITIONS

2.1 Definitions. The following defined terms used in this Agreement shall have the respective meanings specified below:

“Additional Investor Interests” has the meaning set forth in Section 10.1(a).

“Advance Amount” has the meaning set forth in Section 5.2.

“Affiliate” of any Person shall mean any other Person who directly or indirectly Controls or is Controlled by, or under direct or indirect common Control with, such Person.

“Agreement” shall mean this Limited Liability Company Agreement, as the same may be further amended, supplemented, restated or otherwise modified from time to time.

“Appointed Officer” has the meaning set forth in Section 6.3(h).

“Attribution Rules” shall mean the ownership attribution rules of the FCC, including, but not limited to, those in 47 C.F.R. §73.3555, or arising out of the Communications Act, all as the same may be amended or supplemented from time to time.

“Bankruptcy” of a Member shall mean: (i) the filing by a Member of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal or state insolvency law, or a Member’s filing an answer consenting to or acquiescing in any such petition; (ii) the making by a Member of any assignment for the benefit of its creditors; or (iii) the expiration of sixty (60) days after the filing of an involuntary petition under Title 11 of the United States Code, an application for the appointment of a receiver for the assets of a Member, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal or state insolvency law, provided that the same shall not have been vacated, set aside or stayed within such sixty-day period.

“Blocker Corporations” means Local TV A, Local TV B, LTV A, LTV B, LTV C and LTV D.

“Blocker Securities” has the meaning set forth in Section 9.12.

“Board Observer” has the meaning set forth in Section 7.6.

“Book Basis” of any asset of the Company shall mean the adjusted basis for United States federal income tax purposes of such asset, except in the case of any asset contributed by an Investor to the Company or any asset owned by the Company on the date of a Revaluation, in which case Book Basis shall mean the Fair Market Value of such asset on the date of such contribution or Revaluation as subsequently adjusted (e.g., for Depreciation) in accordance with United States federal income tax principles.

“Business” means the business of operating broadcast television stations.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

“Capital Account” has the meaning set forth in Section 3.2.

“Capital Contribution” means any asset or property of any nature contributed by (i) a Member to the Company pursuant to the provisions of this Agreement with respect to the Interests held by such Member or (ii) a Warrant Holder to the Company pursuant to the provisions of the Warrant Agreement with respect to the Interests underlying the Warrants held by such Warrant Holder.

“Certificate of Formation” has the meaning set forth in the preamble.

“Chairman” has the meaning set forth in Section 7.8(d).

“Class A Interests” means the Class A Interests of the Company.

“Class A Investor Interests” means the Class A Interests and the Class A Warrants.

“Class A Investors” means those Investors who hold Class A Investor Interests, in their capacity as such.

“Class A Warrants” means the warrants directly or indirectly exercisable for Class A Interests that may be issued by the Company from time to time.

“Class B Interests” means the Class B Interests of the Company, which shall include the Class B-1 Interests and Class B-2 Interests of the Company. References to Class B Interests shall mean the Class B-1 Interests or the Class B-2 Interests, as the context requires.

“Class B-1 Interests” means Class B Interests of the Company issued prior to the date hereof.

“Class B-2 Interests” means Class B Interests of the Company issued on or subsequent to the date hereof.

“Class B Investor Interests” means the Class B Interests and the Class B Warrants.

“Class B Investors” means those Investors who hold Class B Investor Interests, in their capacity as such.

“Class B Tax Amount” means, with respect to a Class B Investor for a Fiscal Year, an amount equal to the lesser of (A) the product of the cumulative historic taxable income allocated to such Class B Investor pursuant to this Agreement (other than any taxable income allocated to such Class B Investor pursuant to Section 6.3(h) and after taking into account any taxable loss so allocated to such Class B Investor) for all Fiscal Years, or portions thereof, ending on or before or which includes such current Fiscal Year multiplied by the Class B Tax Rate, or (B) the product of the taxable net income allocated to such Class B Investor pursuant to this Agreement (other than any taxable income allocated to such Class B Investor pursuant to Section 6.3(h)) for such Fiscal Year multiplied by the Class B Tax Rate.

“Class B Tax Rate” for a taxable year means the highest marginal individual U.S. federal rates imposed by Section 1 of the Code and by the equivalent provisions of state and local individual income tax law applicable to an individual resident of Kentucky (or such other jurisdiction selected by the Company Board in its discretion for such taxable year), and giving effect to the benefits of the deductibility of state or local income taxes, if available.

“Class B Warrants” means the warrants directly or indirectly exercisable for Class B Interests that may be issued by the Company from time to time.

“Class B-1 Investor Interests” means Class B Investor Interests issued prior to the date hereof.

“Class B-2 Investor Interests” means Class B Investor Interests issued on or subsequent to the date hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Communications Act” shall mean the Communications Act of 1934, as amended from time to time.

“Company” has the meaning set forth in the introductory paragraph of this Agreement.

“Company Board” has the meaning set forth in Section 7.1.

“Company Minimum Gain” has the meaning set forth in § 1.704-2(b)(2) of the Treasury Regulations and shall be determined in accordance with § 1.704-2(d) of the Treasury Regulations.

“Company Sale” shall mean (i) a sale of all or substantially all of the assets of the Company in one transaction or a series of related transactions, or (ii) a direct or indirect acquisition of the Majority Voting Power in the Company (whether by merger, consolidation, sale or Transfer of any or all of the Investor Interests) in one transaction or a series of related transactions; provided, that a transaction that results in the holders of the Majority Voting Power immediately prior to the transaction continuing to represent (either by remaining outstanding or by being converted into voting equity of the successor or surviving entity) the Majority Voting Power of the Company or comparable voting equity of the surviving or successor entity outstanding immediately after such transaction shall not constitute a Company Sale.

“Confidential Information” has the meaning set forth in Section 14.1(a).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Default Funding” has the meaning set forth in Section 5.2.

“Defaulting Investor” has the meaning set forth in Section 5.2.

“Delaware Act” shall mean the Delaware Limited Liability Company Act (6 Del. C. § 18-10 et seq.).

“Depreciation” shall mean, with respect to any period, all deductions attributable to depreciation or cost recovery with respect to any assets of the Company, or amortization of the cost of any intangible property or other assets acquired by the Company that have a useful life exceeding one year.

“Director” has the meaning set forth in Section 7.3(a).

“Dissolution Event” has the meaning set forth in Section 11.1.

“Dragged Investors” has the meaning set forth in Section 9.7(a).

“Dragged Percentage” has the meaning set forth in Section 9.7(a).

“Equity Securities” means any stock or similar security, certificate of interest or participation in any profit sharing agreement, preorganization certificate or subscription, transferable share, voting trust certificate or certificate of deposit for an equity security, limited partnership interest, Interests, interest in a joint venture, or certificate of interest in a business trust; or any security convertible, with or without consideration, into such a security or any other security carrying any warrant or right to subscribe to or purchase such a security; or any such warrant or right, including any Warrant; or any put, call, straddle, or other option or privilege of buying such a security from or selling from or selling such a security to another without being bound to do so, and in any event includes any security having the attendant right to vote for directors or similar representatives.

“Exculpated Person” shall mean (i) any Member and such Member’s Affiliates and (ii) any member, manager, partner, stockholder, officer, director, employee or agent of any of the foregoing.

“Existing Investor” means any Investor that became an Investor prior to the date hereof.

“Expenses” shall mean all costs and expenses of the Company.

“Extraordinary Distribution” means any distribution pursuant to Section 6.4 of this Agreement (other than distributions pursuant to the last sentence of Section 6.4) made on account of a recapitalization or otherwise, to the extent that the Company Board determines, in its reasonable discretion, that such distribution is extraordinary.

“Fair Market Value” shall mean the price at which property would likely be sold in an arm’s-length transaction between a willing and able buyer under no compulsion to buy and a willing and able seller under no compulsion to sell, as determined in good faith by the Company Board.

“Family Member” has the meaning set forth in Section 9.2(b).

“FCC” shall mean the Federal Communications Commission or any successor agency.

“Fiscal Year” has the meaning set forth in Section 1.6.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied for the periods involved.

“Geolo” means Geolo P Investors, L.L.C., a Delaware limited liability company.

“Geolo Permitted Trust” has the meaning set forth in Section 9.2(c).

“Incentive Plan” has the meaning set forth in Section 7.12.

“Incremental Distribution Threshold” means, with respect to each series of Class B-2 Investor Interests other than the Initial Class B-2 Investor Interests, the amount that the Initial Class B-2 Investor Interests would be entitled to receive if, immediately prior to the issuance of such other series of Class B-2 Investor Interests, the Company was liquidated at Fair Market Value and the proceeds distributed pursuant to Section 11.3(c).

“Indebtedness” shall mean, as to any Persons as of any date of determination, without duplication, (i) all indebtedness of such Person for borrowed money and (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments.

“Indemnified Person” shall mean (i) any Member and such Member’s Affiliates and (ii) any directors, officers, employees or agents of the Company.

“Initial Class B-2 Investor Interest” means each Class B-2 Investor Interest issued on the date hereof.

“Initial Public Offering” shall mean the initial underwritten public offering by the Company (or any corporate successor of the Company) of its Interests (or a successor security) pursuant to a registration statement (other than a registration statement relating solely to an employee benefit plan) that has been filed under the Securities Act and declared effective by the United States Securities and Exchange Commission.

“Interest Consideration” has the meaning set forth in Section 4.3.

“Interests” shall mean, collectively, the Class A Interests and the Class B Interests.

“Investor Interests” shall mean, collectively, the Class A Investor Interests and the Class B Investor Interests.

“Investor Minimum Gain” means “partner nonrecourse debt minimum gain,” as defined in §1.704-2(i)(2) of the Treasury Regulations, and shall be determined in accordance with § 1.704-2(i)(3) of the Treasury Regulations.

“Investor Nonrecourse Debt” has the meaning set forth in § 1.704-2(b)(4) of the Treasury Regulations.

“Investor Nonrecourse Deductions” has the meaning set forth in § 1.704-2(i)(1) of the Treasury Regulations and shall be determined in accordance with § 1.704-2(i)(2) of the Treasury Regulations.

“Investors” means, collectively, the Members and the Warrant Holders.

“Involuntary Transfer” shall mean a Transfer of Investor Interests as a result of the death, divorce, permanent disability or bankruptcy (voluntary or involuntary) of an Investor.

“Liquidator” has the meaning set forth in Section 11.3(c).

“Local TV” means Local TV, LLC, a Delaware limited liability company.

“Local TV A” means Local TV B-Corp A, Inc., a Delaware corporation.

“Local TV Agreement” means the Amended and Restated Limited Liability Company Agreement of Local TV, LLC, dated as of April 25, 2008.

“Local TV B” means Local TV B-Corp B, Inc., a Delaware corporation.

“LTV A” means OHCP III LTV A, LLC, a Delaware limited liability company.

“LTV B” means OHCP III LTV B, LLC, a Delaware limited liability company.

“LTV C” means OHCP III LTV C, Inc., a Delaware corporation.

“LTV D” means OHCP III LTV D, Inc., a Delaware corporation.

“Majority Vote” means the affirmative vote of Members holding more than 50% of the Interests outstanding.

“Majority Voting Power” shall mean, with respect to any Person, the power to elect a majority of the board of directors or other similar body of such Person and, in the case of a company, the ability to Control such company as managing member (or other equivalent status) of such company.

“Media or Common Carrier Company” shall mean any Person in which the Company has made an equity or debt investment that, directly or indirectly, owns, controls or operates a broadcast radio or television station licensed by the FCC, a U.S. cable television system, a “daily newspaper” (as such term is defined in 47 C.F.R. § 73.3555 of the Ownership Rules) or any other communications facility the ownership or operation of which is subject to regulation by the FCC under (i) the Communications Act; (ii) the Attribution Rules; or (iii) the Ownership Rules.

“Member” means each Person identified as a Member on Schedule I as of the date hereof who has executed this Agreement or a counterpart hereof and each Person who may hereafter be admitted as a Member in accordance with the terms of this Agreement. The Members shall constitute the “members” (as that term is defined in the Delaware Act) of the Company. The term “Member” shall not include any Warrant Holder, in its capacity as a holder of Warrants.

“New Investors” means LTV A, LTV B, LTV C, LTV D, Geolo and, to the extent of any contribution made on the date hereof, OHCP II, OHCMP, Local TV A and Local TV B.

“Nonrecourse Deductions” has the meaning set forth in § 1.704-2(b)(1) of the Treasury Regulations. The amount of Nonrecourse Deductions for any Fiscal Year or other period equals the excess, if any, of the net increase in the amount of Company Minimum Gain during such Fiscal Year or other period over the aggregate amount of any distributions during such Fiscal Year or other period of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined in accordance with § 1.704-2(c) of the Treasury Regulations.

“Nonrecourse Liability” has the meaning set forth in § 1.704-2(b)(3) of the Treasury Regulations.

“Oak Hill Investors” means OHCP II, OHCMP, Local TV A, Local TV B, LTV A, LTV B, LTV C and LTV D, collectively.

“Oak Hill Seller” has the meaning set forth in Section 9.5(a).

“Offer Period” has the meaning set forth in Section 9.5(b).

“Offered Investor Interests” has the meaning set forth in Section 9.5(a).

“Offered Price” has the meaning set forth in Section 9.5(a).

“Offered Tag-Along Sale Investor Interests” has the meaning set forth in Section 9.6(b).

“OH Parent” means, as to Local TV A, Oak Hill Capital Partners II (Cayman), L.P., as to Local TV B, Oak Hill Capital Partners Il (Cayman II), L.P., as to LTV C, Oak Hill Capital Partners III (AIV I), L.P., and as to LTV D, Oak Hill Capital Partners III (AIV II), L.P.

“OHB Holder” means any OH Parent or other holder of Equity Securities of a Blocker Corporation.

“OHCMP” means Oak Hill Capital Management Partners II, L.P., a Delaware limited partnership.

“OHCP II” has the meaning set forth in Section 1.2.

“Other Business” has the meaning set forth in Section 7.9.

“Ownership Rules” shall mean ownership limitations and restrictions arising out of the Communications Act and the multiple and cross-ownership rules of the FCC including, but not limited to, 47 C.F.R. §73.3555, and any other regulations or written policies of the FCC which limit or restrict ownership in Media and Common Carrier Companies, all as the same may be amended or supplemented from time to time.

“Percentage Investor Interest” shall mean, as of any date of determination with respect to each Investor, the percentage interest (expressed as a percentage) identified on Schedule I hereto, as adjusted from time to time pursuant to this Agreement. The percentage referenced in the preceding sentence shall be determined (a) by dividing (x) the total number of Investor Interests held by such Investor as of such date by (y) the total number of Investor Interests outstanding as of such date and (b) for purposes of clause (a) (except for purposes of Sections 6.1 and 6.3) without regard to any Class B Investor Interest that is not vested as of the date of determination pursuant to the terms of the Incentive Plan or any award agreement thereunder. For the avoidance of doubt, for purposes of calculating Percentage Investor Interest, Investor Interests represented by the Warrants shall be treated on an as exercised basis.

“Permitted Transfer” shall have the meaning set forth in Section 9.2.

“Permitted Transferees” shall have the meaning set forth in Section 9.2.

“Permitted Trust” shall have the meaning set forth in Section 9.2(b).

“Person” shall mean a corporation, an association, a partnership (general or limited), a limited liability company, a limited liability company, a business trust, an organization, or other legal entity, an individual, a government or political subdivision thereof or a governmental agency.

“Preemptive Offer” shall have the meaning set forth in Section 10.1(b).

“Prime Rate” shall mean a fluctuating interest rate per annum equal at all times to the interest rate published from time to time in the Wall Street Journal.

“Profits” and “Losses” for any Fiscal Year of the Company, or any portion thereof, shall mean the taxable income or loss for federal income tax purposes of the Company, as the case may be, for such Fiscal Year, or any portion thereof, with the following adjustments: (i) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing taxable income or loss pursuant to this definition shall be added to such taxable income or loss; (ii) any expenditures of the Company described in § 705(a)(2)(B) of the Code (including expenditures treated as described in § 705(a)(2)(B) of the Code under Treasury Regulations § 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing taxable income or loss pursuant to this definition shall be subtracted from such taxable income or loss; (iii) items of income, gain, deduction or loss specially allocated pursuant to Regulatory Allocations shall not be taken into account in determining Profits and Losses; and (iv) with respect to items relating to any asset the Book Basis of which differs from its Tax Basis, as described in the following sentence. For purposes of computing Profit or Loss, (A) the amount of gain or loss with respect to the disposition of any such asset shall be determined by the difference between the amount realized with respect to such disposition and such asset’s Book Basis, (B) if the Book Basis of any such asset is adjusted pursuant to a Revaluation under Section 6.3(j), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset, and (C) the amount of depreciation, amortization or cost recovery deductions with respect to such asset shall for purposes of determining Profit and Loss be an amount which bears the same ratio to the Book Basis of such asset as the United States federal income tax depreciation, amortization or other cost recovery deductions bears to the Tax Basis of such asset (provided, that if the United States federal income tax depreciation, amortization or other cost recovery deduction is zero, the Company Board may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Profit and Loss).

“Profits Interest” means an interest in the future profits of the Company satisfying the requirements for a partnership profits interest transferred in connection with the performance of services, as set forth in IRS Revenue Procedures 93-27 and 2001-43, or any future IRS guidance or other authority that supplements or supersedes the foregoing Revenue Procedures, provided that all Members, whether parties hereto as of the date hereof or subsequently admitted, consent that the Company may take all actions, including amending this Agreement, necessary or appropriate to cause the Class B Investor Interests to be treated as Profits Interests for all United States federal income tax purposes, to be valued based on liquidation value or similar principles and to permit allocations of income to be made to Investors to be respected even if such interests are subject to risk of forfeiture, including any action required by the Company under Revenue Procedure 2001-43, unless superseded by Notice 2005-43, in which case, such consent shall allow the Company to take any and all actions as may be necessary or desirable pursuant to such notice, final or temporary regulations that may be promulgated to bring into effect the Proposed Treasury Regulations (Prop. Treas. Reg. §§ 1.83-3, 1.704-1, 1.706-3, 1.707-1, 1.721-1, 1.761-1) set forth in the notice of proposed rulemaking (REG–105346–03), and any similar or related authority.

“Prohibited Securities” shall mean the securities of any Media or Common Carrier Company.

“Proportionate Percentage” has the meaning set forth in Section 10.1(a).

“Qualified Income Offset Amount” has the meaning set forth in Section 6.3(a).

“Regulatory Allocations” has the meaning set forth in Section 6.3(i).

“Requisite Percentage” has the meaning set forth in Section 9.6(b).

“Revaluation” has the meaning set forth in Section 6.3(j).

“Securities” shall mean securities and other financial instruments of United States and foreign entities, now existing or hereafter created, including, without limitation, capital stock; shares of beneficial interest; partnership interests and similar financial instruments; interests in real estate (including real estate investment trusts) and real estate-related assets; bonds, notes, loans, bills, debentures (whether subordinated, convertible or otherwise); currencies; interest rate, currency, commodity, equity and other derivative products, including, (i) futures contracts (and options thereon) relating to stock indices, currencies, United States Government securities and securities of foreign governments, other financial instruments and all other commodities, (ii) swaps, options, warrants, caps, collars, floors and forward rate agreements, (iii) spot and forward currency transactions and (iv) agreements relating to or securing such transactions; equipment lease certificates; equipment trust certificates; loans, accounts and notes receivable and payable held by trade or other creditors; trade acceptances; contract and other claims; executory contracts; participations; mutual funds; money market funds; obligations of the United States or any state thereof, foreign governments and instrumentalities of any of them; commercial paper; certificates of deposit; banker’s acceptances; trust receipts; and other obligations and instruments or evidences of indebtedness of whatever kind of nature; in each case, of any person, corporation, government or other entity whatsoever, whether or not publicly traded or readily marketable; or such other instruments identified by the Company Board.

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Selling Investor” has the meaning set forth in Section 9.5(a).

“Subsequent Class B-2 Investor Interest” has the meaning set forth in Section 11.3(c).

“Successor Corporation” has the meaning set forth in Section 9.8.

“Suspended Distribution” has the meaning set forth in Section 6.4(b).

“Tag-Along Investors” has the meaning set forth in Section 9.6(a).

“Tag-Along Notice” has the meaning set forth in Section 9.6(a).

“Tag-Along Rights” has the meaning set forth in Section 9.6(a).

“Tag-Along Sale” has the meaning set forth in Section 9.6(a).

“Tax Amount” means, with respect to a Class A Investor for a Fiscal Year, an amount equal to the lesser of (A) the product of the cumulative historic taxable income allocated to such Investor pursuant to this Agreement (other than any taxable income allocated to such Investor pursuant to Section 6.3(h) and after taking into account any taxable loss so allocated to such Investor) for all Fiscal Years, or portions thereof, ending on or before or which includes such current Fiscal Year multiplied by the Tax Rate, or (B) the product of the taxable net income allocated to such Investor pursuant to this Agreement (other than any taxable income allocated to such Investor pursuant to Section 6.3(h)) for such Fiscal Year multiplied by the Tax Rate.

“Tax Matters Partner” has the meaning set forth in Section 6.10(a)(i).

“Tax Rate” shall mean the greater of (i) the highest marginal corporate U.S. federal rates imposed by Section 11 of the Code and by the equivalent provisions of state and local corporate income and franchise tax law (taking into account the allocation and apportionment of the Company’s income to each state and/or locality to which the Company’s income is ultimately allocated or apportioned) or (ii) the highest marginal individual U.S. federal rates imposed by Section 1 of the Code and by the equivalent provisions of state and local individual income tax law applicable to an individual resident of New York City, in both cases giving effect to the benefits of the deductibility of state income taxes, if available.

“Tax Returns” shall mean all reports and returns (including information returns, estimated returns and claims for refund) with respect to Taxes.

“Taxes or taxes” shall mean all taxes imposed by any governmental entity anywhere in the world, including, without limitation, income, gross receipts, windfall profits, value added, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Termination” shall mean the date of the cancellation or withdrawal of the Certificate following the end of the Winding Up Period by the filing of a Certificate of Cancellation of the Company in the Office of the Secretary of State of the State of Delaware.

“Third Party Purchaser” has the meaning set forth in Section 9.7(a).

“Transfer” shall mean any sale, assignment, exchange, transfer, pledge, hypothecation, mortgage, encumbrance or other disposition of all or any portion of an interest in the Company.

“Transfer Notice” has the meaning set forth in Section 9.5(a).

“Treasury Regulations” shall mean the Treasury regulations promulgated under the Code, as amended from time to time.

“UCC” has the meaning set forth in Section 4.2.

“Warrant Agreement” means the warrant agreement, dated as of July 10, 2008, by and among the Company, the Warrant Holders and the Members signatories thereto and attached hereto as Annex A, as may be amended from time to time.

“Warrant Consideration” has the meaning set forth in Section 4.5(a).

“Warrant Holders” means each Person identified as a Warrant Holder on Schedule I as amended from time to time.

“Warrants” means the Class A Warrants and Class B Warrants.

“Winding Up Period” shall mean the period from the Dissolution Event to the Termination of the Company.

2.2 Other Terms and Definitions; Rules of Construction. Certain additional capitalized terms used in this Agreement shall have the meanings specified throughout this Agreement. Whenever in this Agreement, the singular number is used, the same shall include the plural where appropriate (and vice versa), words of any gender shall include each other gender where appropriate, and the neuter gender shall include the feminine and masculine genders where appropriate. As used in this Agreement, the following words shall have the meanings indicated: (a) “or” shall mean “and/or;” and (b) “including” or “include” shall mean “including without limitation.” Any calculations that require a determination of the number of Investor Interests (including, Percentage Investor Interest, Tag-Along Sale, Requisite Percentage, Dragged Percentage and Proportionate Percentage) shall be made assuming the exercise of the Warrants (but in the case of the Class B Warrants, only to the extent of the vested portion of the Class B Warrants).

ARTICLE III

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; TAX MATTERS

3.1 Capital Contributions.

(a) On the date hereof, each New Investor has made the Capital Contribution set forth next to such Person’s name on Schedule I. If a Member is admitted to the Company pursuant to the terms of this Agreement subsequent to the date hereof, or a Warrant Holder is issued a Warrant pursuant to the terms of the Warrant Agreement subsequent to the date hereof, then any Capital Contribution made by such Member at the time such Member is admitted to the Company, or made upon the effective date such Warrant Holder enters into the Warrant Agreement, shall be described in Schedule I which Schedule shall be amended by the Company Board to reflect such Capital Contribution. Subject to Section 5.2, a Member shall not be required to make any additional Capital Contributions to the Company without the consent of such Member.

(b) Except as specifically set forth in this Agreement, no Member shall have the right to withdraw from the Company or be released from this Agreement, as applicable, or to demand a return of all or a portion of its Capital Contributions during the term of the Company.

3.2 Capital Accounts. The Company shall maintain for each Investor a separate capital account (each, a “Capital Account”) in accordance with this Section 3.2. Each Investor’s Capital Account shall be maintained in accordance with the following provisions:

(a) The current balance of each Existing Investor’s Capital Account is set forth next to such Person’s name on Schedule I.

(b) The Capital Account shall be increased by (i) the amount of cash contributed to the Company by such Investor as a Capital Contribution, (ii) the Fair Market Value (net of liabilities that the Company is considered to assume or take subject to under Section 752 of the Code) of any property (other than cash) contributed to the capital of the Company by such Investor (as determined in good faith by the Company Board), if applicable, (iii) the amount of any Profits allocated to such Investor pursuant to Section 6.2 and (iv) the amount of any income or gain allocated to such Investor pursuant to the Regulatory Allocations of Section 6.3.

(c) The Capital Account shall be decreased by (i) the amount of cash distributed by the Company to such Investor, (ii) the Fair Market Value (net of liabilities that such Investor is considered to assume or take subject to under Section 752 of the Code) of any property (other than cash) distributed by the Company to such Investor (as determined in good faith by the Company Board), (iii) the amount of Losses allocated to such Investor pursuant to Section 6.2 and (iv) the amount of any loss or deduction allocated to such Investor pursuant to the Regulatory Allocations in Section 6.3.

(d) If all or a portion of an Investor Interest is transferred in accordance with the terms of this Agreement or the Warrant Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account relates to the transferred Investor Interest.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b)(2)(iv) of the Regulations and shall be interpreted and applied in a manner consistent with such Regulations.

3.3 No Interest. No interest shall be paid by the Company on Capital Contributions or on balances in Capital Accounts.

3.4 No Withdrawals. No Member shall be entitled to (i) withdraw any part of such Member’s Capital Contribution or such Member’s Capital Account, (ii) receive any distribution from the Company, except as provided in Article VI (Distributions; Allocations; Tax Matters) and Article XI (Dissolution; Liquidation), or (iii) receive property other than cash in return for such Member’s Capital Contributions. No Member shall be permitted to withdraw from the Company or release itself from this Agreement, as applicable, unless such Member makes a Transfer in accordance with Article IX (Transfers) or makes a Permitted Transfer, in either case, of all of such Member’s Interests, and unless each transferee of such Interests has been admitted to the Company as a Member. No unrepaid Capital Contribution shall be deemed or considered to be a liability of the Company or any Member.

3.5 Creditors of the Company. No creditor of the Company will have or shall acquire at any time any direct or indirect interest in the profits, capital, or property of the Company other than as a secured creditor as a result of making a loan to the Company.

3.6 Continuation for Tax Purposes. It is the intent of the Members that the Company will be treated as a continuation (within the meaning of Section 708 of the Code) of Local TV for federal income tax purposes.

ARTICLE IV

INVESTOR INTERESTS

4.1 Investor Interests in General. The Company Board shall maintain a schedule of all Members and Warrant Holders from time to time, their respective mailing addresses and the Interests and/or Warrants held by them (as the same may be amended, modified or supplemented from time to time, a copy of which as of the date hereof is attached as Schedule I hereto).

4.2 Interests.

(a) The Company is authorized to issue equity interests in the Company designated as “Interests” which shall constitute limited liability company interests under the Delaware Act. ‘The capital structure of the Company shall initially consist of the Class A Interests and Class B Interests set forth on Schedule I hereto, having the powers, preferences, rights, qualifications, limitations and restrictions as set forth herein and, in the case of the Class B Interests, subject to the Incentive Plan, as amended from time to time. The Company is authorized to (i) issue other or additional Interests from time to time, having the powers, preferences, rights, qualifications, limitations and restrictions (which may differ from those of any and all other Interests then outstanding) set forth herein, and (ii) to amend this Agreement to reflect the terms of such other or additional Interests. The holders of record of any Interests issued and outstanding shall be as reflected in the Company’s books and records. The number of Class A Interests authorized as of the date hereof shall be 1,000,000,000. The number of Class B Interests authorized as of the date hereof shall be 60,332,373.

(b) The Members shall have no interest in the Company other than the interests conferred by this Agreement and represented by the Interests, which shall be deemed to be personal property giving only the rights conferred by this Agreement. Each Interest shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) to the extent permitted by applicable law and not inconsistent with Article 8 of the Delaware UCC (defined below) or Article 8 of the Uniform Commercial Code of any other applicable jurisdiction. Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the Uniform Commercial Code as in effect in the State of Delaware (6 Del. C. § 8-101, et seq.) (the “UCC”), such provision of Article 8 of the UCC shall control.

4.3 New Issuances. The Company is authorized to issue Interests to any Person at such price per Interest as may be determined by the Company Board, and in exchange for contributions of cash or property, the provision of services or such other consideration (collectively, “Interest Consideration”), as may be determined by the Company Board. The number of Interests issued to Members shall be listed in the Company records of the Company, which shall be amended from time to time as required to reflect issuances of Interests to new Members, changes in the number of Interests held by Members and to reflect the addition or cessation or withdrawal of Members. The number of Interests held by each Member shall not be affected by any (i) issuance by the

Company of Interests to other Members or Warrants to Warrant Holders or (ii) change in the Capital Account of such Member (other than such changes to reflect additional Interest Consideration from such Member in exchange for new Interests). Except as otherwise set forth in this Agreement, the Company shall not redeem or repurchase any Member’s Interests and no Member shall have the right to withdraw from the Company or receive any return of any Capital Contribution.

4.4 Certain Adjustments. In connection with any reclassification, recapitalization, distribution of Class A Interests, split or combination of Class A Interests, exchange or similar adjustment of or to the Class A Interests, there shall be an equitable adjustment to the number of Class B Interests in order to provide the holders of Class B Interests with the same economic and other rights as in effect immediately prior to such reclassification, recapitalization, distribution, split, combination, exchange or other similar adjustment.

4.5 Warrants.

(a) Subject to the limitations contained in Article IX and Section 10.1 hereof, and in the case of the Class B Warrants, subject to the Incentive Plan, the Company shall have the right to issue Warrants to any Person at such price per Warrant as may be determined by the Company Board, and in exchange for contributions of cash or property, the provision of services or such other consideration (collectively, “Warrant Consideration”), as may be determined by the Company Board; provided, that the Company shall not issue any Warrants to any Person unless such Person has executed and delivered to the Company the Warrant Agreement or a joinder to the Warrant Agreement (as set forth in the Warrant Agreement). The number of Warrants issued to Warrant Holders shall be listed in the Company records of the Company, which shall be amended from time to time as required to reflect issuances of Warrants to new Warrant Holders, changes in the number of Warrants held by Warrant Holders and to reflect the joining or release of Warrant Holders from the Warrant Agreement. Except upon exercise of a Warrant, nothing contained in this Agreement shall result in any Warrant Holder being a Member. The number of Warrants held by each Warrant Holder shall not be affected by any (i) issuance by the Company of Interests to Members or Warrants to other Warrant Holders or (ii) change in the Capital Account of such Warrant Holder (other than such changes to reflect additional Warrant Consideration from such Warrant Holder in exchange for new Warrants). Except as otherwise set forth in this Agreement or the Warrant Agreement, the Company shall not redeem or repurchase any Warrant Holder’s Warrants and no Warrant Holder shall have the right to withdraw from the Company or receive any return of any Capital Contribution.

(b) A Warrant Holder may exercise the Warrant pursuant and subject to the provisions of the Warrant Agreement, which provisions shall require, among other things, delivery to the Company of a written undertaking to be bound by the terms and conditions of this Agreement pursuant to Section 15.1. Upon such exercise, the Company Board shall also adjust the Capital Accounts of the Investors as necessary in accordance with Section 3.2.

(c) The Company will at all times have authorized, and reserve and keep available, free from preemptive rights, a sufficient number of Class A Interests and Class B Interests to provide for the exercise in full of the rights represented by the Warrants. The Class A Interests and Class B Interests issuable upon exercise of the Warrants in accordance with the terms of this Agreement and the Warrant Agreement will be duly authorized and free from all taxes, liens, charges and encumbrances (other than those created by this Agreement).

ARTICLE V

ACCOUNTING MATTERS; EXPENSES

5.1 Method of Accounting. Except as otherwise specifically provided in this Agreement, the accounting methodology of the Company for tax purposes shall be the accrual method and for book purposes shall be GAAP.

5.2 Expenses. If at any time, the Company Board shall determine that the cash on hand of the Company is insufficient to cover (a) the payment of Expenses, (b) the normal day-to-day business and affairs of the Company or (c) any other Company purpose, then the Company Board may, upon no less than five (5) Business Days’ prior written notice specifying the amount of cash required by the Company (the “Advance Amount”), request that each Investor advance to the Company a portion of the Advance Amount equal to such Investor’s Percentage Investor Interest multiplied by the Advance Amount; provided, that the Advance Amount shall not exceed $5,000,000 per year. If any Investor fails to fund its portion of such Advance Amount (the “Defaulting Investor”), each other Investor(s) may, at the discretion of the Company Board, fund a portion of the amount to be funded by the Defaulting Investor(s) equal to the product of such amount multiplied by the Percentage Investor Interest of such other Investor (calculated without regard to the Percentage Investor Interest of the Defaulting Investor(s)) (a “Default Funding”). The portion of the Advance Amount funded by each Investor shall be repaid by the Company at such time as the Company Board shall determine that the Company has sufficient cash on hand to make such repayment; provided, however, that in the case of a Default Funding, the portion of the Advance Amount that is funded by each non-defaulting Investor shall be deemed to bear interest at a rate per annum equal to the Prime Rate and the amount of such interest shall (i) reduce the amount of any distributions to which the Defaulting Investor(s) would otherwise be entitled pursuant to Article VI or Article XI and (ii) be paid instead to the non-defaulting Investor(s).

ARTICLE VI

DISTRIBUTIONS; ALLOCATIONS; TAX MATTERS

6.1 Allocation of Profits and Losses.

(a) Except as otherwise provided in this Agreement, Profits and Losses (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) of the Company shall be allocated among the Investors in a manner such that, after giving effect to the special allocations set forth in Section 6.3, the Capital Account balance of each Investor, immediately after making such allocation, is, as nearly as possible, equal to (i) the distributions that would be made to such Investor pursuant to Section 11.3(c), if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their basis, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Book Basis of the assets securing such liability), and the net assets of the Company were distributed, in accordance with Section 11.3(c), to the Investors immediately after making such allocation, minus (ii) such Investor’s share of Company Minimum Gain and Investor Minimum Gain, computed immediately prior to the hypothetical sale of assets.

(b) Whenever a proportionate part of the Profits and Losses is allocated to an Investor, every item of income, gain, loss, deduction or credit entering into the computation of such Profit or Loss or arising from the transactions with respect to which such Profit or Loss were realized shall be credited or charged, as the case may be, to such Investor in the same proportion; provided, however, that recapture income, if any, shall be allocated to the Investors in the same manner as were the corresponding Depreciation deductions.

6.2 Effect of Change or Transfer in Percentage Investor Interests.

(a) Except as provided in Section 6.2(a), if a Percentage Investor Interest is changed pursuant to the terms of this Agreement or the Warrant Agreement during any Fiscal Year, the amount of Profits and Losses to be allocated to the Investors for such entire Fiscal Year in accordance with their respective Percentage Investor Interests shall be allocated to the portions of such Fiscal Year which precede or follow the date of such change, in proportion to the number of days in each such portion. The amounts of the items so allocated to each such portion shall be credited or charged to the Investors in proportion to their respective Percentage Investor Interests during each such portion of such Fiscal Year.

(b) If a Transfer occurs during any Fiscal Year, the amount of Profits and Losses for such Fiscal Year shall be allocated to the transferor and transferee Investors in proportion to the number of days each of the transferor and transferee held such Percentage Investor Interest during such Fiscal Year as provided in Section 6.2(a);

provided, that the transferor and transferee Investors may elect to allocate Profits and Losses in accordance with an interim closing of the books as permitted under Section 706 of the Code if the transferor and transferee bear all costs of such allocation. As of the date of such Transfer, the transferee Investor shall succeed to the Capital Account of the transferor Investor with respect to the transferred Percentage Investor Interest.

6.3 Tax and Regulatory Allocations.

(a) Except as otherwise provided herein, all items of Company income, gain, deduction and loss shall be allocated among the Investors, for federal, state and local income tax purposes, in the same proportion as they share in the Profits and Losses to which such items relate, unless otherwise provided by law. Any credits against income tax shall be allocated in accordance with the Investor’s Percentage Investor Interests.

(b) Notwithstanding any other provision of this Agreement, if during any Fiscal Year any Investor (i) receives an allocation pursuant to Code § 706(d) or Treasury Regulations § 1.751-1(b)(2)(ii) of any Losses, items of loss, deductions or Code § 705(a)(2)(B) expenditures, (ii) receives a distribution of any cash or property from the Company and such distributions exceed offsetting increases to such Investor’s Capital Account that are reasonably expected to occur during such year, or (iii) receives any other adjustment, allocation or distribution described in Treasury Regulations §§ 1.704-1(b)(2)(ii)(d)(4), (5) or (6) and, as a result of such adjustment, allocation or distribution, such Investor has a Qualified Income Offset Amount (as hereinafter defined), then items of income and gain (including gross income) for such Fiscal Year or other period (and, if necessary, subsequent Fiscal Year shall (prior to any other allocation pursuant to this Section 6.3(b)) be allocated to such Investor in an amount equal to his Qualified Income Offset Amount; provided, however, that any allocation of income or gain shall be required under this sentence only if and to the extent that such Investor would have a Qualified Income Offset Amount after all other allocations provided for in this Agreement have been tentatively made as if this Section 6.3(b) were not contained herein. As used herein, the term “Qualified Income Offset Amount” for an Investor means the excess, if any, of (x) the negative balance an Investor has in its Capital Account following the adjustment, allocation or distribution described in the preceding sentence, over (y) the maximum amount that it is obligated (or is deemed to be obligated) to restore to the Company upon liquidation as determined in accordance with Treasury Regulations §§ 1.704-2(f), (g) and (i). This Section 6.3(b) is intended to satisfy the provisions of Treasury Regulations § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(c) Notwithstanding any other provision of this Agreement, if there is a net decrease in Company Minimum Gain during any year, each Investor shall be specially allocated items of income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Investor’s share of the net decrease in Company Minimum Gain, determined in accordance with § 1.704-2(g) of the Treasury Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Investor pursuant thereto. The items to be so allocated shall be determined in accordance with § 1.704-2(f)(6) of the Treasury Regulations. This Section 6.3(c) is intended to comply with the minimum gain chargeback requirement in § 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

(d) Notwithstanding any other provisions of this Agreement, if there is a net decrease in Investor Minimum Gain attributable to an Investor Nonrecourse Debt during any year, each Investor who has a share of the Investor Minimum Gain attributable to such Investor Nonrecourse Debt, determined in accordance with § 1.704-2(i)(5) of the Treasury Regulations, shall be specially allocated items of income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Investor’s share of the net decrease in Investor Minimum Gain, determined in accordance with § 1.704-2(i)(4) of the Treasury Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Investor pursuant thereto. The items to be so allocated shall be determined in accordance with §1.704-2(i)(4) of the Treasury Regulations. This Section 6.3(d) is intended to comply with the minimum gain chargeback requirement in § 1.704-2(i) of the Treasury Regulations and shall be interpreted consistently therewith.

(e) Nonrecourse Deductions for any Fiscal Year shall be allocated to the Investors in accordance with their Percentage Investor Interests.

(f) Any Investor Nonrecourse Deductions for any year shall be specially allocated to the Investor who bears the economic risk of loss with respect to the Investor Nonrecourse Debt to which such Investor Nonrecourse Deductions are attributable in accordance with § 1.704-2(i)(1) of the Treasury Regulations.

(g) To the extent that any adjustment to the adjusted tax basis of any Company asset pursuant to Code § 734(b) or Code § 743(b) is required, pursuant to Treasury Regulations § 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Investors in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Treasury Regulations.

(h) If Company property is reflected in the Capital Accounts of the Investors at a Book Basis that differs from the adjusted tax basis of such property, allocations of depreciation, amortization, income, gain or loss with respect to such property, as computed for income tax purposes only, shall be made among the Investors in a manner that takes such difference into account in accordance with Treasury

Regulations § 1.704-3 for making allocations under Code Section 704(c) with respect to such property. Unless the Company Board determines otherwise, the Company shall elect the “remedial method” described in Treas. Reg. § 1.704-3(d) with respect to the initial Capital Contributions as set forth on Schedule I. Such allocations shall not affect the Capital Accounts of the Investors.

(i) The allocations set forth in Sections 6.3(b) through 6.3(g) (the “Regulatory Allocations”) shall be taken into account in allocating items of income, gain, loss and deduction among the Investors so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Investor shall be equal to the net amount that would have been allocated to each such Investor if the Regulatory Allocations had not occurred.

(j) The Company shall adjust the Capital Accounts of the Investors to reflect a revaluation of Company property in accordance with Treasury Regulations § 1.704-1(b)(2)(iv)(f) (a “Revaluation”) at the following times: (a) immediately prior to the contribution of more than a de minimis amount of money or other property to the Company by a new or existing Investor as consideration for an Investor Interest in the Company; (b) the distribution by the Company to an Investor of more than a de minimis amount of property as consideration for a Percentage Investor Interest; and (c) the liquidation of the Company within the meaning of Treasury Regulations § 1.704-1(b)(2)(ii)(g) or (d) immediately prior to the issuance of any Investor Interest subsequent to the date of this Agreement in exchange for past or future services; provided, however, that adjustments pursuant to clauses (a), (b), (c) and (d) above need not be made if the Company Board reasonably determines that such adjustments are not necessary or appropriate to reflect the relative economic interests of the Investors.

(k) The allocation method set forth in this Article VI is intended to allocate Profits and Losses to the Investors for federal income tax purposes in accordance with their economic interests in the Company while complying with the requirements of §704(b) of the Code and the Regulations promulgated thereunder. If in the opinion of the Company Board, the allocations of Profits or Losses pursuant to the preceding provisions of this Article VI shall not (i) satisfy the requirements of §704(b) of the Code or the Regulations thereunder, (ii) comply with any other provisions of the Code or Regulations, or (iii) properly take into account any expenditure made by the Company or transfer of an interest in the Company in accordance with clauses (i) and (ii), then notwithstanding anything to the contrary contained in the preceding provisions of this Article VI, Profits and Losses shall be allocated in such a manner so as to reflect properly (i), (ii) or (iii) above, as the case may be.

6.4 Distributions.

(a) Subject to this Section 6.4 and Sections 6.5 through 6.8, distributions (other than distributions pursuant to Section 11.3(c)) shall be made in cash at such times as the Company Board, in its sole discretion, shall determine; provided, however, that no distribution shall be made (i) which would reduce any Investor’s Capital Account balance below zero or (ii) in respect of any Class B Investor Interest, except pursuant to clause (B) of the last sentence of this Section 6.4(a). Subject to Section 6.7, the Company Board shall cause the Company to distribute, no less frequently than quarterly, (A) to each Class A Investor, in proportion to their Percentage Investor Interests, sufficient amounts such that each such Investor receives at least such Investor’s Tax Amount and (B) to each Class B Investor, sufficient amounts such that each such Class B Investor receives at least such Class B Investor’s Class B Tax Amount, in each case with appropriate adjustments, at the sole discretion of the Company Board, to take into account the alternative minimum tax.

(b) If a distribution pursuant to Section 6.4(a) cannot be made because it would cause an Investor to have a deficit in its Capital Account, any such distribution (a “Suspended Distribution”) that would have otherwise been made pursuant to Section 6.4(a) shall be set aside by the Company. All or a portion of any Suspended Distribution shall be made to the Investor to whom the Suspended Distribution would otherwise have been made at the earliest possible time that such distribution can be made without causing a deficit in such Investor’s Capital Account.

6.5 Distributions in Kind. The Company may make a distribution to an Investor in any form, but no Member shall have the right to require the Company to make a distribution in any form other than in cash.

6.6 Pro Rata Distributions. Except as otherwise specifically provided in Sections 6.4, 6.8 and 11.3(c), notwithstanding any other provision of this Agreement to the contrary, all distributions or loans of cash or other property shall be made to, and all direct or indirect redemptions (excluding a redemption under Section 9.5), repurchases or other acquisitions of Investor Interests shall be made from, all Investors pro rata in accordance with their respective Percentage Investor Interests; provided, however, that the foregoing shall not apply to the Class B Investors (unless otherwise determined by the Company Board) and, accordingly, in the absence of such determination, Percentage Investor Interest for purposes of this Section 6.6 but not for purposes of Section 11.3(c) shall be calculated without regard to the Class B Investors.

6.7 Restrictions on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Investor with respect to such Investor’s Investor Interests if such distribution would violate Section 18-607 of the Delaware Act or other applicable Law.

6.8 Limitation on Allocations and Distributions to Class B Investors. It is the intention of the parties to this Agreement that distributions and allocations to any Class B Investor be limited to the extent necessary so that the related Class B Interest constitutes a Profits Interest. In furtherance of the foregoing, and notwithstanding anything to the contrary in this Agreement, the Company Board shall, if necessary, limit distributions and allocations to any Class B Investor so that such distributions and allocations do not exceed the available profits in respect of such Class B Investor’s related Profits Interest. In the event that a Class B Investor’s distributions and allocations are reduced pursuant to the preceding sentence, an amount equal to such excess distributions and allocations shall be treated as instead apportioned to the remaining Investors pro rata in accordance with their Percentage Investor Interests for the related Fiscal Year, and the Company Board shall make adjustments to future distributions and allocations to the Investors as promptly as practicable so that the Investors are distributed and allocated on a cumulative basis the amount of Profits to which they would have been entitled had this Section 6.8 not been in effect; provided, that any distributions and allocations pursuant to this sentence shall be further subject to the provisions of this Section 6.8.

6.9 Overriding Distribution Rules.

(a) Withheld Amounts. Each Member hereby authorizes the Company Board to withhold and to pay over, or otherwise pay, to any federal, state, local, or foreign government any amounts required to be withheld pursuant to the Code or any provisions of any other federal, state, local, or foreign law as a result of the Member’s participation in the Company; if and to the extent that the Company Board shall withhold any such amounts on account of a Member, such Member shall be deemed for all purposes of this Agreement to have received a payment from the Company as of the time such amount is withheld, which payment shall be deemed to be a distribution with respect to such Member to the extent that the Member (or any successor to such Member’s Interests) is then entitled to receive a distribution. To the extent that the aggregate amount of such withheld amounts with respect to a Member for any period exceeds the distributions to which such Member is entitled for such period, the amount of such excess shall be considered a loan from the Company to such Member. Such loan shall bear interest (which interest shall be treated as an item of income to the Company) at the lesser of the maximum rate permitted by law or the Default Rate until discharged by such Member by repayment, which may be made in the sole discretion of the Company Board out of distributions to which such Member would otherwise be subsequently entitled. Any withholdings or payments authorized by this Section 6.9 shall be made in an amount determined by the Company Board.

(b) Distributions in Liquidation of Investor’s Investor Interests. For purposes of this Agreement, a liquidation of an Investor’s Investor Interests means the termination of Investor’s entire Investor Interests other than in connection with the dissolution, winding up, and termination of the Company. Where an Investor’s Investor Interests are to be liquidated by a series of distributions, the Investor Interests shall not be considered as liquidated until the final distribution has been made. A distribution in liquidation of an Investor’s Investor Interests shall be made by the end of the taxable year in which such liquidation occurs, or, if later, within ninety (90) days after the Investor’s Investor Interests are liquidated.

6.10 Tax Matters.

(a) Tax Elections Reporting Audits.

(i) OHCP II is hereby designated as the tax matters partner (the “Tax Matters Partner”) of the Company as provided in the Treasury Regulations under Section 6231 of the Code (and any similar provisions under any state or local tax laws). Each Member hereby consents to such designation and agrees that upon the request of the Tax Matters Partner it will execute, certify, acknowledge, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent. Each Member agrees and acknowledges that any action taken by the Tax Matters Partner in connection with audits of the Company will be binding upon the Members and the Company.

(ii) The Company shall (and shall cause its subsidiaries to) prepare or cause to be prepared all of the Tax Returns of the Company and its subsidiaries and shall cause the same to be filed in a timely manner. Each Member agrees that such Member will not treat any Company item inconsistently on such Member’s income tax return with the treatment of the item on any income tax return prepared and filed by the Company, and that such Member will not independently act with respect to tax audits or tax litigation affecting the Company.

(iii) Each Member further agrees to cooperate with OHCP II and to do or refrain from doing any or all things reasonably requested by OHCP II to conduct any examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings. Any Member (other than OHCP II) who wishes to participate in such administrative proceedings at the Company level may do so, but any expenses incurred by such Member in connection therewith shall not be deemed a Company expense, but shall be paid by such Member.

(iv) Within one hundred and twenty (120) days of the close of each taxable year, the Company shall furnish the Members with all Company information (including U.S. federal income tax form K-1s) required to be reported on the Tax Returns of the Members for the tax jurisdictions in which the Company is considered to be doing business, including a report indicating each Member’s share for income tax purposes of the Company’s income, gain, credits, losses and deductions promptly following the preparation of the Tax Returns of the Company for the Fiscal Year. Each Member shall promptly notify the Tax Matters Partner of any communications received by such Member from the Internal Revenue Service or any state taxing authority that relate to the amount or treatment of items reflected on such Member’s Schedule K-1 from the Company.

(v) All elections required or permitted to be made by the Company under the Code or other applicable tax law shall be made in such manner as determined by the Company Board. The Company Board may, in its sole discretion, cause the Company to make an election under Section 754 of the Code (and any corresponding election under state and local law). Each Member agrees to provide the Company Board with any information reasonably necessary for the Company to comply with Section 734, 743 or 754 of the Code.

(vi) OHCP II shall be reimbursed by the Company for the costs and expenses incurred by OHCP II acting as the Tax Matters Partner for the Company.

(b) Classification as a Partnership. The parties hereto intend the Company to be classified as a partnership for federal, state and local tax purposes effective as of the date of this Agreement. The Company shall take (or refrain from taking) such actions as may be necessary to receive and maintain such treatment and refrain from taking any actions inconsistent therewith. Each Member agrees to refrain from taking any actions inconsistent with such classification without the written consent of the Company Board.

(c) Publicly Traded Partnerships. Notwithstanding any provisions to the contrary herein contained, the Company shall not participate in any manner in the establishment of, for any interest in the Company (including through the repurchase or redemption of any interest in the Company) or the inclusion of any interest in the Company on, an established securities market or a secondary market or the substantial equivalent thereof (within the meaning of Treasury Regulations under Section 7704 of the Code).

ARTICLE VII

MANAGEMENT; EXCULPATION AND INDEMNIFICATION

7.1 Management and Control of the Company Generally. The business and affairs of the Company shall be managed, operated and controlled by or under the direction of the Board of Directors of the Company (the “Company Board”). The Company Board shall have, and is hereby granted, the full and complete power, authority and discretion for, on behalf of and in the name of the Company, to perform all contracts and other undertakings that it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company.

7.2 Powers of the Company Board. The Company Board shall have the right, power and authority, in the management of the business and the affairs of the Company, to do or cause to be done any and all acts, at the expense of the Company, as may be deemed by the Company Board to be necessary or appropriate to effectuate the business, purposes and objectives of the Company. The power and authority of the Company Board shall include the power and authority to do the following with respect to the Company in its sole and absolute discretion:

(a) to cause the Company to employ and engage agents, employees, advisers, consultants and counsel (including any custodian, investment banker, accountant, attorney, corporate fiduciary, bank or other financial institution, or any other agents, employees or Persons who may serve in such capacity for the Company Board) and to designate, in the sole discretion of the Company Board, any employees or agents as officers of the Company, each of whom shall serve at the pleasure of the Company Board, to carry out any activities that the Company Board is authorized or required to carry out under this Agreement, as and to the extent authorized by the Company Board, including to represent the Company in its dealings with third parties, to execute any kind of document or contract on behalf of the Company, to propose, approve or disapprove of or take action for and on behalf of the Company with respect to the operations of the Company, or to undertake some or all of the general management, financial accounting and record keeping or other duties of the Company Board;

(b) to admit additional Persons as Members to the Company, to issue Interests to such Persons or existing Members, and to issue Warrants to new or existing Warrant Holders, in each case subject to the provisions of Article IV and Section 10.1;

(c) to terminate the employment of any employee of the Company, with or without cause, at any time;

(d) to make all decisions regarding the incurrence and payment of Expenses;

(e) to establish and maintain reserves for current or future Expenses and other liabilities of the Company (including contingent liabilities, known or unknown);

(f) to cause the Company to borrow money or to obtain credit from banks, other lending institutions or any other Person, including the Investors and their Affiliates, and pursuant to loan agreements or any other type of instrument, for any purpose of the Company;

(g) to cause (i) a sale or other disposition of any portion of the Company’s business or assets or (ii) the Company to enter into any joint venture or company arrangement, or any merger, consolidation or other business combination of the Company with any Person;

(h) to acquire, own, lease, sublease, manage, hold, deal in, control or dispose of any interests or right in personal property or real property;

(i) to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships (including the power to be admitted as a partner thereof and to exercise the rights and perform the duties created thereby), trusts, limited liability companies (including the power to be admitted as a member or appointed as a manager thereof and to exercise the rights and perform the duties created thereby), or individuals or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

(j) to cause the Company to sue, file complaints and defend and participate in administrative or other proceedings, in its name;

(k) to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease of any assets of the Company in the name of the Company;

(l) to pay, collect, compromise, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company;

(m) to make, execute, assign, acknowledge and file on behalf of the Company any and all documents or instruments of any kind which the Company Board may deem necessary or appropriate in carrying out the purposes and business of the Company; and any Person dealing with the Company Board shall not be required to determine or inquire into its authority or power to bind the Company or to execute, acknowledge or deliver any and all documents in connection therewith;

(n) to assume obligations, enter into contracts, including contracts of guaranty or suretyship, incur liabilities, lend money and otherwise use the credit of the Company, and to secure any of the obligations, contracts or liabilities of the Company, by mortgage, pledge or other encumbrance of all or any part of the property and income of the Company;

(o) to invest funds of the Company;

(p) to qualify the Company to do business in any state, territory, dependency or foreign country; and

(q) to possess and exercise all other rights and powers incidental to any of the foregoing or to the management of the business and the affairs of the Company.

7.3 The Company Board.

(a) The number of directors that shall constitute the Company Board shall be six (6) directors (each such director, a “Director”) or such other number of directors as shall, from time to time, be fixed by the Members at the annual meeting of the Members, the names of the Directors initially constituting the Company Board are set forth on Schedule II hereto, and each director elected shall serve for an initial term expiring on the later of (i) the first meeting of the Members and until such Director’s successor is elected and qualified or (ii) such Director’s earlier death, resignation or removal.

(b) Directors shall, except as otherwise required by statute or by the Certificate of Formation, be elected at a meeting of the Members by a Majority Vote.

(c) Unless otherwise provided in the Company’s Certificate of Formation, as it may be amended, vacancies and newly created directorships resulting from any increase in the authorized number of Directors may be filled by a majority of the Directors then in office, though less than a quorum, or by a sole remaining Director, and the Directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced. If there are no Directors in office, then an appointment of directors may be held in the manner provided in 7.3(b).

7.4 Meetings of the Company Board.

(a) The Company Board shall hold regular meetings at such times and places as shall be deemed appropriate by the Chairman or a majority of the Directors. Any Director unable to attend in person for any reason may participate in a meeting of the Company Board by telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear one another, and such participation shall constitute presence in person at such meeting. Special meetings of the Company Board may be called at any time by any Director.

(b) Unless waived by all of the Directors in writing (before or after a meeting), prior written notice, either personally, by facsimile or by U.S. mail, of any meeting of the Company Board shall be given to each Director at least two (2) Business Days before the date of such meeting, which notice shall specify the purpose of the meeting. Notice of any meeting need not be given to any Director who shall agree, either before or after such meeting, to a waiver of notice. Attendance of a Director at a meeting shall constitute a waiver of notice of such meeting, except when the Director attends the meeting for the express purpose of objecting at the beginning thereof to the transaction of any business because the meeting is not properly called or convened.

7.5 Committees of the Company Board. The Company Board may establish (a) an audit committee, which shall be responsible for (i) reviewing the Company’s accounting practices, (ii) recommending to the Company Board the engagement of the Company’s or any of its subsidiaries independent public accountants and (iii) performing such functions as are customarily performed by an audit committee, (b) a compensation committee, which shall be responsible for (i) determining the compensation and benefits of the executive officers of the Company, (ii) establishing and administering any compensation or bonus program offered by the Company or any of its subsidiaries and (iii) performing such functions as are customarily performed by a compensation committee and (c) any other committees as it deems necessary or appropriate. Each such committee shall exercise those powers of the Company Board delegated to it by the Company Board.

7.6 Board Observer Rights.

(a) The Company shall be permitted to appoint one or more board observers (each a “Board Observer”) (i) to attend all meetings of the Company Board (whether in person, telephonic or otherwise) in a non-voting, observer capacity, and (ii) to attend all meetings of the committees of the Company Board, if and when created (whether in person, telephonic or otherwise), in a non-voting, observer capacity. The Company shall provide to such Board Observers, concurrently with the Directors or the members of the committees of the Company Board, as applicable, and in the same manner, notice of any meeting and a copy of all materials provided to such Directors or members, including all materials provided to such Directors or members in connection with any action to be taken by the Company Board or the committees thereof, as applicable, without a meeting; provided that the failure to deliver or make available one or more of such notices or materials will have no impact on the validity of any action taken by the Company Board or such committee.

(b) If the Company Board determines in good faith that exclusion of any Board Observer or withholding of the information to be provided to any Board Observer in connection with such Board Observer’s observation rights is necessary in order to (a) avoid a conflict of interest between the Company, on the one hand, and such Board Observer or the party which such Board Observer represents, on the other hand, or (b) preserve the attorney-client privilege of the Company (such determination to be based on the advice of legal counsel to the Company), then the Company shall have the right to exclude such Board Observer from portions of meetings of the Company Board or the committees thereof in which such information is discussed, or withhold such information from such Board Observer, as applicable, in each case to the extent deemed necessary by the Company Board.

7.7 Quorum; Voting. At all meetings of the Company Board a majority of the Directors shall constitute a quorum for the transaction of business and any act of a majority of the Directors present at any meeting at which there is a quorum shall be an act of the Company Board, except as may be otherwise specifically provided by statute or by the Certificate of Formation. If a quorum is not present at any meeting of the Company Board, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

7.8 Procedural Matters of the Company Board.

(a) Directors may participate in a meeting of the Company Board by telephone, conference or similar communications equipment by means of which all persons participating in the meeting can hear one another, and such participation shall constitute presence in person at such meeting.

(b) Any action required or permitted to be taken at any meeting of the Company Board may be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the actions is signed by a majority of the Directors. A written consent delivered pursuant to this Section 7.8(b) shall be filed with the minutes of the proceedings of the Company Board.

(c) The Company Board shall cause to be kept a book of minutes of all of its actions by written consent and in which there shall be recorded with respect to each meeting of the Company Board the time and place of such meeting, whether regular or special (and if special, how called), the names of those present and the proceedings thereof.

(d) The Chairman of the Company Board (the “Chairman”) shall be elected by the Company Board and shall preside over such meeting, or, if the Chairman is unable to attend or participate in such meeting, at each meeting of the Company Board, a majority of the Directors present shall appoint any Director to preside at such meeting. The initial Chairman shall be Benjamin Diesbach. The Secretary of the Company shall act as secretary at each meeting of the Company Board. In case the Secretary shall be absent from any meeting of the Company Board, any Assistant Secretary of the Company shall perform the duties of secretary at such meeting or the person presiding at the meeting may appoint any Person to act as secretary of the meeting.

7.9 WAIVER OF FIDUCIARY DUTIES OF THE DIRECTORS. TO THE FULLEST EXTENT PERMITTED BY LAW AND NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY OTHER AGREEMENT CONTEMPLATED HEREIN OR APPLICABLE PROVISIONS OF LAW OR EQUITY OR OTHERWISE, THE PARTIES HERETO HEREBY AGREE THAT PURSUANT

TO THE AUTHORITY OF SECTIONS 18-1101(c)-(e) OF THE DELAWARE ACT, THE PARTIES HERETO HEREBY ELIMINATE ANY AND ALL FIDUCIARY DUTIES A DIRECTOR MAY HAVE TO SUCH PARTIES AND HEREBY AGREE THAT THE DIRECTORS SHALL HAVE NO FIDUCIARY DUTY TO THE COMPANY OR ANY OTHER MEMBER OR OTHER PARTY TO THIS AGREEMENT; PROVIDED, HOWEVER, THE FOREGOING SHALL NOT ELIMINATE THE IMPLIED CONTRACTUAL COVENANT OF GOOD FAITH AND FAIR DEALING, TO THE EXTENT SUCH COVENANTS ARE NOT WAIVABLE UNDER SECTIONS 18-1101(c)-(e) OF THE DELAWARE ACT. In furtherance of the foregoing, the parties hereto hereby agree that, (a) each Director is permitted to have, and may presently or in the future have, investments or other business relationships with entities engaged in the business of the Company, and in related businesses other than through the Company (an “Other Business”), and have and may develop a strategic relationship with businesses that are and may be competitive with the Company, (b) no Director will be prohibited by virtue of its investment in the Company, if any, from pursuing and engaging in any such activities, (c) no Director will be obligated to inform the Company or the other Members of any such opportunity, relationship or investment, (d) the involvement of a Director in any Other Business will not constitute a conflict of interest by such Persons with respect to the Company, and (e) no Director shall have any duty or obligation to bring any “corporate opportunity” to the Company, regardless of whether such opportunity is, from its nature, in the line of the Company’s business, is of practical advantage to the Company or is one that the Company is financially able to undertake.

7.10 Member Meetings. Any action required or permitted to be taken by the Members hereunder or under the Delaware Act shall be taken in accordance with the following provisions:

(a) Meetings of the Members shall be held at such times as the Company Board shall from time to time determine or as otherwise required by Law. Written notice shall be given to each Member of each meeting of the Members, which notice shall state the place, date, time and purpose of such meeting. Notice of each such meeting shall be given to each Member, if by mail, not more than thirty (30) days and not less than two (2) days (or if by telecopy or delivered personally or by telephone (including voicemail), not less than one (1) day) before the day on which such meeting is to be held.

(b) The Members may hold meetings at the Company’s principal place of business or such other place as the Company Board may designate.

(c) Members may participate in a meeting of the Members by telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear one another, and such participation shall constitute presence in person at such meeting.

(d) The Chairman shall preside over such meeting, or, if the Chairman is unable to attend or participate in such meeting, at each meeting of the Members a majority of the Members present shall appoint any Person to preside at such meeting. The Secretary of the Company shall act as secretary at each meeting of the Members. In case the Secretary shall be absent from any meeting of the Members, any Assistant Secretary of the Company shall perform the duties of secretary at such meeting or the person presiding at the meeting may appoint any Person to act as secretary of the meeting.

(e) The Members shall act by Majority Vote.

(f) A quorum of any meeting of the Members shall require the presence (by telephone or otherwise) of Members holding a majority of Interests. No action at any meeting may be taken by the Members unless a quorum is present.

(g) Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the actions so taken is signed by Members holding a majority of outstanding Interests. A written consent delivered pursuant to this Section shall be filed with the minutes of the proceedings of the Company Board.

7.11 Officers.

(a) The officers of the Company shall be the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, President, Vice President, Secretary and Assistant Secretary and such other officers as shall from time to time be elected or appointed by the Company Board. Unless such officer’s term expires earlier as a result of such officer’s death, resignation or removal, each such officer shall hold the offices indicated thereon for a term expiring on the later to occur of the first meeting of the Company Board or the date upon which such officer’s successor is elected and qualified.

(b) All of the officers of the Company shall report to, and be subject to the direction and control of, the Company Board and shall have such authority to perform such duties relating to the management of the Company as designated by the Company Board or as may be provided in this Agreement.

(c) Chief Executive Officer. The Chief Executive Officer, if one is elected, shall have such powers and shall perform such duties as the Company Board may from time to time designate.

(d) President. The President shall, subject to the direction of the Company Board and the Chief Executive Officer, have general supervision over the business of the Company and other duties incident to the office of President, and any other duties as may from time to time be assigned to the President by the Company Board. If there is no Chairman, the President shall preside, when present, at all meetings of stockholders and the Company Board.

(e) Vice Presidents. Vice Presidents (including Executive Vice Presidents or Senior Vice Presidents) and Assistant Vice Presidents shall have such powers and perform such duties that may from time to time be assigned by the President or the Company Board.

(f) Secretary and Assistant Secretaries. The Secretary shall attend all meetings of the Company Board and of the Members, record all the proceedings of the meetings of the Company Board and of the Members in a book to be kept for that purpose and perform like duties for committees of the Company Board, when required. In the absence of the Secretary from any such meeting, an Assistant Secretary, or if such person is absent, a temporary secretary chosen at the meeting, shall record the proceedings thereof. The Secretary shall give, or cause to be given, notice of all special meetings of the Company Board and of the Members and perform such other duties as may be prescribed by the Company Board or by the President. The Secretary or an Assistant Secretary may also attest all instruments signed by the President or any Vice President. The Secretary shall have charge of all the books, records and papers of the Company relating to its organization and management, see that the reports, statements and other documents required by applicable law are properly kept and filed and, in general, perform all duties incident to the office of Secretary of a corporation and such other duties as may from time to time be assigned to the Secretary by the Company Board or the President.

(g) Chief Financial Officer. The Chief Financial Officer shall have charge and custody of, and be responsible for, all funds, securities and notes of the Company, receive and give receipts for moneys due and payable to the Company from any sources whatsoever; deposit all such moneys and valuable effects in the name and to the credit of the Company in such depositaries as may be designated by the Company Board, against proper vouchers, cause such funds to be disbursed by checks or drafts on the authorized depositaries of the Company signed in such manner as shall be determined by the Company Board and be responsible for the accuracy of the amounts of all moneys so disbursed, regularly enter or cause to be entered in books or other records maintained for the purpose full and adequate account of all moneys received or paid for the account of the Company, have the right to require from time to time reports or statements giving such information as the Chief Financial Officer may desire with respect to any and all financial transactions of the Company from the officers or agents transacting the same, render to the President or the Company Board, whenever the President or the Company Board shall require the Chief Financial Officer so to do, an account of the financial condition of the Company and of all financial transactions of the Company, disburse the funds of the Company as ordered by the Company Board and, in general, perform all duties incident to the office of Chief Financial Officer of a company and such other duties as may from time to time be assigned to the Chief Financial Officer by the Company Board or the President.

(h) Chief Operating Officer. The Chief Operating Officer, if one is elected, shall be the chief operating officer of the Company and shall be subject to the control of the Chief Executive Officer and the Company Board. The Chief Operating Officer shall perform all duties incident to the office of Chief Operating Officer that are not inconsistent with the express terms of this Agreement and all such other duties as may from time to time be assigned to him by the Chief Executive Officer or the Company Board or the President.

(i) The officers, to the extent of their powers set forth in this Agreement or as delegated to them by the Company Board, are agents of the Company for the purpose of operating the business of the Company, and the actions of the officers taken in accordance with such powers shall bind the Company.

(j) Any Person dealing with the Company may rely upon a certificate signed by an appropriate officer as to:

(i) the identity of any Member or officer;

(ii) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the officer or in any other manner germane to the affairs of the Company;

(iii) the Persons who are authorized to execute and deliver any instrument or document of or on behalf of the Company; or

(iv) any act or failure to act by the Company or any other matter whatsoever involving the Company or any Member.

7.12 Incentive Plan. The Company Board has adopted and implemented an incentive plan substantially in the form attached hereto as Annex B providing for the issuance and/or delivery of Class B Investor Interests to plan participants (the “Incentive Plan”).

7.13 Exculpation and Indemnification.

(a) Exculpation. An Exculpated Person shall not be liable, in damages or otherwise, to the Company or any other Member for any act performed or omitted by an Exculpated Person arising out of or in connection with this Agreement, the Company’s operations or affairs, except if such act or omission constitutes willful misconduct, fraud or gross negligence.

(b) Indemnification. The Company, to the fullest extent permitted by applicable law, shall indemnify and hold harmless each Indemnified Person, who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding brought by or against the Company or otherwise, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company to procure a judgment in its favor, by reason of the fact that such Indemnified Person is or was a Member, Affiliate, Director, officer, employee or agent of the Company, or that such Indemnified Person is or was serving at the request of the Company as a partner, member, director, officer, trustee, employee or agent of another Person, against all expenses, including attorneys’ fees and disbursements, judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Person in connection with such action, suit or proceeding. Notwithstanding the foregoing, no indemnification shall be provided to or on behalf of any Indemnified Person if a judgment or other final adjudication adverse to such Indemnified Person establishes that his or her acts constituted willful misconduct, fraud or gross negligence. An Indemnified Person shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any act or omission of such Indemnified Person pursuant to such advice shall in no event constitute willful misconduct, fraud or gross negligence.

(c) Expenses. Expenses incurred by an Indemnified Person in defense or settlement of any claim or liability that may be subject to a right of indemnification hereunder shall be advanced by the Company prior to the final disposition thereof, at the election of the Company, upon receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be finally judicially determined that the Indemnified Person is not entitled to be indemnified hereunder.

(d) Non-Exclusivity. The indemnification provided by this Section 0 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement, determination of the Company Board or otherwise. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 0 shall continue as to an Indemnified Person who has ceased to be a Member, officer, employee or agent (or other Person indemnified hereunder) and shall inure to the benefit of the successors, assigns, executors, administrators, legatees and distributees of such Person.

(e) Survival. The provisions of this Section 0 shall be a contract between the Company or the Members, as the case may be, on the one hand, and each Indemnified Person who served in such capacity at any time while this Section 0 is in effect, on the other hand, pursuant to which the Company, the Members and each such Indemnified Person intend to be legally bound. No repeal or modification of this Section 0 shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon such state of facts. The provisions of this Section 0 shall survive the dissolution, liquidation and termination of the Company, as well as the termination, dissolution, liquidation or insolvency of any Indemnified Person entitled to exculpation or indemnification hereunder.

7.14 VCOC Participants. The Company acknowledges that one or more of the Oak Hill Investors, or the owner of any such Oak Hill Investor, is intended to be a “venture capital operating company” or “VCOC” within the meaning of ERISA Regulation Section 2510.3-101(d). In that regard, any right hereunder of the Oak Hill Investors to advise with respect to management activities may be assigned or allocated among the Oak Hill Investors as they may agree among themselves, and such right may be assigned to the owners of one or more relevant Oak Hill Investors for the purpose of qualifying any such owner as a VCOC. In addition, the Company agrees to provide a letter to any such VCOC (or the owner thereof), confirming certain management rights appropriate for VCOC investors, in form and substance as previously provided in connection with the negotiation of this Agreement.

ARTICLE VIII

ACCOUNTS; REPORTS TO INVESTORS

8.1 Books of Account; Access. The Company Board shall maintain complete and accurate books of account of the Company’s affairs at the Company’s principal office, including a list of the names and addresses of all Investors, each Investor’s capital account balances, the aggregate amount of Capital Contributions made by each Investor, and the amount of distributions received by each Investor from the Company. Each Member shall have the right to inspect the books and records of the Company containing information relating to such Member at any reasonable time upon advance request to the Company Board.

8.2 Independent Accountants. At the request of the Company Board, the books of account of the Company shall be examined by and reported upon as of the end of any Fiscal Year by KPMG LLP or any other nationally recognized certified public accountants selected by the Company Board.

8.3 Reports to Investors.

(a) The Company shall provide to the Members, within one hundred and twenty (120) days following the end of each Fiscal Year: (i) consolidated financial statements of the Company prepared in accordance with GAAP which have been audited by the Company’s independent accountants for such Fiscal Year; and (ii) an audited annual statement of the ending capital account balances of the Members.

(b) The Company shall provide to the Members such other information and reports regarding the business, assets, liabilities, financial condition or results of operations of the Company as such Member may reasonably request from time to time.

8.4 Access to Books and Records. The Company shall (a) afford each Member and its accountants, counsel and other advisors and representatives reasonable access to the books and records of the Company and any returns, reports, declarations, forms, information returns, claims for refund, statements or similar documents (whether filed or in preparation) relating to the tax matters of the Company and (b) use commercially reasonable efforts to provide each Member and such other Persons with reasonable access to the officers, employees, accountants, counsel and other advisors and representatives of the Company.

ARTICLE IX

TRANSFERS

9.1 General Restrictions. Except as otherwise permitted in this Article IX, no Investor shall Transfer all or any portion of its Investor Interests, or rights to income or voting or other attributes with respect to its Investor Interests; it being understood that any such Transfer not in accordance with this Section 9.1 or the remainder of Article IX will be deemed to constitute a Transfer by such Investor in violation of this Agreement, shall be void ab initio and the Company shall not recognize any such Transfer.

9.2 Permitted Transfers. Subject to Section 9.3, the provisions of Section 9.1 shall not apply to the following Transfers of Investor Interests by an Investor (each of which shall be deemed to constitute a “Permitted Transfer,” and each Transferee of a Permitted Transfer of Investor Interests under clauses (a)-(e), except in connection with a Company Sale (f), are referred to herein as a “Permitted Transferee”):

(a) subject to compliance with Section 9.5 (Rights Upon Involuntary Transfers), any Involuntary Transfer of Investor Interests to any Permitted Trust or Family Member;

(b) any Transfer of Class B Investor Interests made to a trust or similar estate planning entity established for the sole benefit of the spouse, siblings or descendants (whether lineal or adopted) of the applicable Investor (a “Permitted Trust”), including descendants of such spouse or siblings (each, a “Family Member”); provided, however, that each such Permitted Trust shall provide that all of the beneficial interests therein are held by a Family Member and that the voting, managerial and operational control of such Permitted Trust remains solely with such Investor who establishes the Permitted Trust until the death or incapacity of such Investor;

(c) any Transfer of Investor Interests held by Geolo made to any entity wholly-owned by Geolo or to John Pritzker or any of his Family Members or to a trust or similar estate planning entity established for the sole benefit of John Pritzker or his Family Members (each, a “Geolo Permitted Trust”) or to any entity wholly-owned by one or more Geolo Permitted Trusts, John Pritzker or his Family Members;

(d) subject to Section 9.6 (Tag-Along Rights), any Transfer of Investor Interests by the Oak Hill Investors;

(e) subject to Section 9.7 (Company Sale), any Transfer of Investor Interests permitted by the Company Board, which shall be granted or withheld in the Company Board’s sole discretion;

(f) any Transfer of Investor Interests in connection with any merger, consolidation, amalgamation, recapitalization or other form of business combination involving the Company and approved by the Company Board; or

(g) any Transfer of Investor Interests in accordance with the provisions of Section 9.6 (Tag-Along Rights), Section 9.7 (Company Sale) and Section 9.8 (Initial Public Offering).

9.3 Conditions to Transfers. In addition to all other terms and conditions contained in this Agreement, no Transfers to which the provisions of Sections 9.1 and 9.2 would apply shall be completed or effective for any purpose unless the following conditions are satisfied (except to the extent waived by the Company Board in its sole discretion):

(a) prior thereto:

(i) the Transferor shall have provided to the Company, (x) at least ten (10) Business Days’ prior notice of such Transfer, (y) a certificate of the Transferor, delivered with such notice, containing a statement that such Transfer is permitted under this Article IX, and (z) such other information and documents as may be reasonably requested by the Company in order for it to determine whether such Transfer is permitted under this Article IX;

(ii) the Transferee shall agree in writing to be bound by the terms of this Agreement and that the Investor Interests acquired by it shall be subject to the terms of this Agreement and the Transferee shall furnish copies of all instruments effecting the Transfer and such other certificates, instruments and documents as the Company may request;

(iii) all necessary third party consents to the Transfer shall have been obtained; and

(iv) the Transferee shall have paid all reasonable expenses incurred by the Company (including any legal and accounting fees) in connection with such Transfer;

(b) such Transfer would not violate the Securities Act or any state securities or “blue sky” laws applicable to the Company or the Investor Interests to be Transferred;

(c) such Transfer shall not impose liability or reporting obligations on the Company or any Investor in any jurisdiction, whether domestic or foreign, or result in the Company or any Investor becoming subject to the jurisdiction of any Governmental Entity anywhere, other than the Governmental Entities to which the Company is then subject to such liability, reporting obligation or jurisdiction;

(d) such Transfer would not result in a termination of the Company pursuant to Section 708(b)(1)(B) of the Code unless the Company Board determines that such termination would not have a material adverse effect on the Investors and the Company;

(e) such Transfer would not cause the Company to be treated as a “publicly traded partnership” under Section 7704 of the Code and the Treasury Regulations promulgated thereunder. In connection with any Transfer, the Company may request in its sole judgment, that an opinion of counsel be furnished to the Company at the Transferor’s expense, in form and substance reasonably satisfactory to the Company Board regarding any or all of the matters specified in this Section 9.3; and

(f) such Transfer would not violate, or result in the violation of, any rule or policy of the FCC, including, without limitation, the Attribution Rules and Ownership Rules;

provided, however, that the provisions of Sections 9.3(a), 9.3(d) and 9.3(e) shall not apply to a Transfer relating to a Company Sale or Initial Public Offering.

9.4 Effect of Permitted Transfer. A Permitted Transferee of an Investor shall be substituted for and shall enjoy the same rights and be subject to the same obligations as the transferring Investor hereunder with respect to the Investor Interests Transferred to such Permitted Transferee.

9.5 Rights Upon Involuntary Transfers.

(a) If at any time following the date of this Agreement any Involuntary Transfer by any Investor other than any Oak Hill Investor is to occur to a Person who is not a Permitted Transferee, such Investor (or his estate or successor) (the “Selling Investor”), shall offer such Investor Interests to the Company by sending the

Company written notice of an Involuntary Transfer prior to or as soon as practicable (but in no event more than ten (10) business days) after the effective date of such Involuntary Transfer (the “Transfer Notice”). The Transfer Notice shall state the number of Investor Interests proposed to be Transferred (the “Offered Investor Interests”). Upon delivery of a Transfer Notice, such offer shall be irrevocable unless and until the right of first offer provided for herein shall have been waived or shall have expired.

(b) The Company shall have the right but not the obligation exercisable by delivery of written notice thereof to the Selling Investor within thirty (30) days of the date of delivery of the Transfer Notice (the “Offer Period”) to purchase (whether pursuant to an Involuntary Transfer or otherwise) the Offered Investor Interests for cash at the Fair Market Value of such Offered Investor Interests as of the Fiscal Year immediately preceding the Involuntary Transfer. The failure of the Company to exercise its right to purchase the Offered Investor Interests within the Offer Period shall be deemed to be a waiver by the Company of its rights under this Section 9.5.

(c) If the Company expressly declines to or is deemed to have waived its rights to, purchase all or any portion of the Offered Investor Interests hereunder, the Selling Investor shall be free to effect the Involuntary Transfer.

(d) The closing of the sale of Offered Investor Interests by a Selling Investor hereunder shall be held at such time and place as the parties to the transaction may agree, but in any event within sixty (60) days of acceptance of an offer. In connection with any Transfer pursuant to this Section 9.5, the transferors shall take, or cause to be taken, all action, and do, or cause to be done, all things necessary or advisable to consummate and make effective such Transfer. At the closing of any such proposed Transfer, the transferors shall deliver to the Company (A) such instruments of transfer as shall be requested by the Company with respect to the Investor Interests to be Transferred, against receipt of the purchase price therefor and (B) such transferor’s Investor Interests, free and clear of any Liens and such Transferor shall so represent and warrant. At the closing of any proposed Transfer, the proposed purchaser shall deliver payment (in full in immediately available funds in the case of all cash payments) for the Investor Interests and other Equity Securities purchased by such proposed purchaser.

(e) The failure of the Company to exercise its right to purchase the Offered Investor Interests before the expiration of the applicable offer period shall be deemed to be a waiver by the Company of its right to purchase the Offered Investor Interests under the applicable provision of this Section 9.5.

9.6 Tag-Along Rights.

(a) In the event that the Oak Hill Investors, individually or as a group (the “Proposed Sellers”), shall Transfer, in one transaction or a series of related transactions, greater than 10% of the aggregate Class A Investor Interests of the Oak Hill

Investors (a “Tag-Along Sale”) to a third party or third parties (a “Proposed Purchaser”), the other Class A Investors (the “Tag-Along Investors”) shall have the right and option (“Tag-Along Rights”), but not the obligation, to sell the Requisite Percentage (as defined below) of their Investor Interests in such Tag-Along Sale, on the terms and conditions set forth in this Section.

(b) The Proposed Sellers shall notify the Tag-Along Investors in writing of any proposed Tag-Along Sale at least thirty (30) days prior to the effective date of such proposed Tag-Along Sale (a “Tag-Along Notice”). Any such Tag-Along Notice delivered to the Tag-Along Investors in connection with a proposed Tag-Along Sale shall set forth: (i) the number of Investor Interests the Proposed Sellers are selling in connection with such Tag-Along Sale (the “Offered Tag-Along Sale Investor Interests”), (ii) the name and address of the Proposed Purchaser in such Tag-Along Sale, (iii) the proposed amount of consideration to be delivered by the Proposed Purchaser to the Proposed Sellers in connection with such Tag-Along Sale, which must be exclusively in cash, (iv) the material terms and conditions of such proposed Tag-Along Sale and (v) the proposed effective date of the proposed Tag-Along Sale. Each Tag-Along Investor shall have the right to sell to the Proposed Purchaser, upon the terms set forth in the Tag-Along Notice, that number of Investor Interests equal to a percentage of the total number of Investor Interests proposed to be sold by the Proposed Sellers determined by dividing (A) the total number of Investor Interests then owned by such Tag Along Investor by (B) the sum of (x) the total number of Investor Interests then owned by all Tag-Along Investors exercising their rights pursuant to this Section 9.6 and (y) the total number of Investor Interests owned by the Proposed Sellers (the “Requisite Percentage”). The Tag-Along Investors may exercise the Tag-Along Rights in connection with a Tag-Along Sale described in a Tag-Along Notice by delivery of a written notice to the Proposed Sellers within forty-five (45) days following receipt of a Tag-Along Notice from such Proposed Sellers. In the event that any Tag-Along Investor shall elect to exercise its Tag-Along Rights in connection with a proposed Tag-Along Sale, the number of Offered Tag-Along Sale Investor Interests to be Transferred by the Proposed Sellers to the Proposed Purchaser will be reduced by the applicable number of Investor Interests to be included in the Transfer by the applicable Tag-Along Investor, and the Transfer to the Proposed Purchaser will otherwise proceed in accordance with the terms of this Section 9.6 and the Tag-Along Notice.

(c) In the event that the Tag-Along Investors shall elect to exercise Tag-Along Rights in connection with a proposed Tag-Along Sale, the Proposed Sellers and the Tag-Along Investors shall take, or cause to be taken (including with respect to the Proposed Sellers, cause the Proposed Purchaser), all action, and do, or cause to be done, all things necessary or advisable to consummate and make effective such Tag-Along Sale, including (i) together with the Proposed Purchaser, execute any purchase agreement or other certificates, instruments and other agreement required to consummate the proposed Transfer to the Proposed Purchaser; provided that any indemnification provided by the Tag-Along Investors to the Proposed Purchaser shall be made pro rata in proportion to the sale proceeds received by each seller in connection with the Tag-Along Sale (except in the case of indemnifications arising as a result of a breach of a representation or warranty relating specifically to a particular seller, which shall be borne solely by such seller), except, that in no event shall the indemnification obligations of any Tag-Along Investor exceed the amount of proceeds received by such Tag-Along Investor in such Tag-Along Sale and (ii) use reasonable best efforts to obtain all necessary consents from third parties and take such other actions as may be necessary to effectuate the intent of the foregoing. At the closing of any such proposed Tag-Along Sale, the Proposed Sellers and the Tag-Along Investors shall deliver to the Proposed Purchaser (A) such instruments of transfer as shall be requested by the Proposed Purchaser with respect to the Investor Interests to be Transferred, against receipt of the purchase price therefor and (B) such Investors’ Investor Interests, free and clear of any Liens and such Investor shall so represent and warrant. At the closing of any proposed Tag-Along Sale, the Proposed Purchaser shall deliver payment (in full in immediately available funds) for the Investor Interests purchased by such Proposed Purchaser. In the event that the closing of any Tag-Along Sale shall not occur within one hundred and eighty (180) days after the date of the Tag-Along Notice with respect thereto, or in the event that the actual terms and conditions of such Tag-Along Sale are not substantially identical to those set forth in the Tag-Along Notice, the Tag-Along Investors shall be entitled to revoke the Tag-Along Notice, in which event any subsequent Transfer of Investor Interests by such Proposed Sellers shall once again become subject to the provisions of this Section 9.6.

(d) Notwithstanding anything to the contrary contained herein, in connection with any Tag-Along Sale, the Tag-Along Investors shall receive for the sale of their Investor Interests a portion of the aggregate consideration paid by the Proposed Purchaser equal to the portion of the aggregate consideration that would be allocated to such Tag-Along Investors pursuant to Section 11.3(c) using an amount equal to the fully diluted equity value of the Company which shall be determined based on the price per Investor Interest proposed to be paid by the Proposed Purchaser.

(e) There shall be no liability on the part of the Directors, the Company Board, the Proposed Sellers or the Company to the Tag-Along Investors or any of their respective Affiliates if any Tag-Along Sale is not consummated for whatever reason. For the avoidance of doubt, the determination of whether to effect a Tag-Along Sale shall be in the sole and absolute discretion of the Proposed Sellers.

9.7 Company Sale.

(a) Subject to Section 9.3, if applicable, if at any time any Oak Hill Investor or group of Oak Hill Investors (collectively, the “Oak Hill Seller”) desires to Transfer any of its Investor Interests in order to effect a Company Sale to a third party purchaser that is not an Affiliate of the Oak Hill Seller (each, a “Third Party Purchaser”)

(provided, that any Oak Hill Investor or any of their respective Affiliates may participate in any buy-out group, whether as Affiliates of such group or otherwise, established to purchase the Company or its business so long as such participants do not control the buy-out group), then the Oak Hill Seller shall require the Investors (the “Dragged Investors”), and the Dragged Investors shall, (i) if such Transfer is structured as a sale of Investor Interests, to Transfer, or cause to be Transferred, to the Third Party Purchaser the same percentage of the total number of Investor Interests held by the Dragged Investors as the percentage of the total number of Investor Interests held by the Oak Hill Seller to be Transferred pursuant to such Company Sale (the “Dragged Percentage”), or (ii) if such Transfer is structured as a merger, consolidation or sale of all or substantially all of the assets of the Company, to the extent the Investor is a Member, to vote in favor thereof, and otherwise to consent to and raise no objection to such transaction, and the Dragged Investors shall waive dissenters’ rights, appraisal rights or similar rights, if any, which the Dragged Investors may have in connection therewith. The rights of the Oak Hill Seller under this Section 9.7 shall be exercisable by written notice (a “Drag Along Notice”) delivered by the Oak Hill Seller to Dragged Investors, which shall state (A) that the Oak Hill Seller proposes to effect a Company Sale, (B) the portion of the applicable Investor Interests of the Oak Hill Seller proposed to be Transferred, (C) the proposed purchase price to be paid by the Third Party Purchaser for the Investor Interests to be Transferred, and (D) the other principal terms of the Company Sale. The consideration payable in connection with any such Company Sale shall be allocated and distributed to the Dragged Investors in the manner provided in Section 11.3(c).

(b) Prior to or in connection with the closing of any such proposed Company Sale, each Dragged Investor shall execute any purchase agreement or other certificates, instruments and other agreement required to consummate the proposed Company Sale, including the provision of, and representation and warranty as to, information requested by the Third Party Purchaser from the Oak Hill Seller and the provision of requisite indemnifications to the Third Party Purchaser; provided, however, that (i) except as may be otherwise provided in clause (ii), any such purchase agreement or other certificates, instruments and other agreements shall be on terms no less favorable to the Dragged Investors than those executed by the Oak Hill Seller in connection with such Company Sale and (ii) notwithstanding anything to the contrary herein, the Dragged Investors shall receive for the sale of their Investor Interests a portion of the aggregate consideration paid by the Third Party Purchaser equal to the portion of the aggregate consideration that would be allocated to such Dragged Investors pursuant to Section 11.3(c) using an amount equal to the fully diluted equity value of the Company, which shall be determined based on the price per Investor Interest proposed by the Third Party Purchaser; provided, further, that any indemnification provided to the Third Party Purchaser by the Oak Hill Seller and by the Dragged Investors shall be made pro rata in accordance with the portion of the aggregate consideration payable in connection with such Company Sale to be received by such Dragged Investors (except in the case of indemnifications arising as a result of a breach of a representation or warranty relating specifically to a particular seller, which shall be borne solely by such seller), except, that in no event shall the indemnification obligations of any Dragged Investor exceed the amount of proceeds received by such Dragged Investor in such Company Sale. At the closing of any such proposed Company Sale, the Dragged Investors shall deliver to the Third Party Purchaser (i) such instruments of transfer as shall be requested by the Third Party Purchaser with respect to the Investor Interests to be Transferred, against receipt of the purchase price therefor in such Company Sale and (ii) the Dragged Investors’ Investor Interests in the Company, free and clear of any liens or encumbrances (other than those created by this Agreement). In connection with Company Sale, the Dragged Investors shall use commercially reasonable efforts to obtain all necessary consents from third parties and take such other actions as may be necessary to effectuate the intent of the foregoing.

(c) In the event that the Company Sale is effectuated through a business combination (whether by way of merger, recapitalization or otherwise) or asset sale, the Investors shall use their commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or advisable to consummate and make effective the business combination.

(d) There shall be no liability on the part of the Oak Hill Seller, the Company Board or the Company to the Dragged Investors or any of their respective Affiliates if any Company Sale is not consummated for whatever reason. For the avoidance of doubt, the determination of whether to effect a Company Sale shall be in the sole and absolute discretion of the Oak Hill Seller and the Company Board.

9.8 Initial Public Offering.

(a) Upon an Initial Public Offering, the Members, other than the Blocker Corporations, shall contribute their Interests to the successor corporation of the Company (the “Successor Corporation”) immediately prior to the consummation of the Initial Public Offering in exchange for common stock of the Successor Corporation.

(b) In connection with the Initial Public Offering, the Members (or the owners of the Members) shall effect a restructuring with respect to the Blocker Corporations, after which the OHB Holders shall own Equity Securities in the Successor Corporation directly (and not through the Blocker Corporations). The Members (or the owners of the Members) shall effect such restructuring in a manner that is intended to avoid recognition of gain or loss for U.S. federal income tax purposes. Such restructuring may involve (i) a single tax-free transaction under Section 351 of the Code in which the OHB Holders contribute their interests in the Blocker Corporations and the Members (other than the Blocker Corporations) contribute their respective membership interests in the Company to the Successor Corporation or (ii) a tax-free reorganization under Section 368 of the Code of the Blocker Corporations into the Successor Corporation combined with a separate tax-free contribution under Section 351 of the

Code by the other Members of their membership interests in the Company to the Successor Corporation. If Equity Securities of the Blocker Corporations are contributed in a transaction that is intended to qualify as a tax-free transaction under Section 351 of the Code, the Members and their Affiliates will not permit the Blocker Corporations to be liquidated or merged out of existence, nor will the Blocker Corporations be permitted to transfer their membership interests in the Company or the Successor Corporation or one of its Affiliates, in each case, during the two-year period following the Initial Public Offering without the consent of the OHB Holders.

(c) Each Member or OHB Holder shall receive Equity Securities of the Successor Corporation having a value equal to the total proceeds that such Member would have received (or in the case of an OHB Holder, its pro rata share of the total proceeds that the Blocker Corporation in which such OHB Holder owns Equity Securities would have received, calculated by reference to such OHB Holder’s interest in such Blocker Corporation) pursuant to Section 11.3(c) of this Agreement if the Company were sold for its implied equity value as determined in good faith by the Company Board immediately prior to the Initial Public Offering. The implied equity of the Company shall be determined using the method of valuation used to determine the equity value of the Successor Corporation immediately prior to the Initial Public Offering and the determination of the Company Board shall be final and binding on the parties. All Members shall take, or cause to be taken, all action, and do, or cause to be done, all things necessary in connection with the consummation of an Initial Public Offering as the Company Board may reasonably request.

9.9 Holdback. To the extent requested (x) by the Successor Corporation or the Company Board, as the case may be, in the case of an Initial Public Offering and (y) by the managing underwriter, in the case of an underwritten public offering, each Member agrees not to effect any public sale or distribution of any equity securities of the Successor Corporation or of any securities convertible into or exchangeable or exercisable for such equity securities of the Successor Corporation, including a sale pursuant to Rule 144 under the Securities Act, or offer to sell, contract to sell (including any short sale), grant any option to purchase or enter into any hedging or similar transaction with the same economic effect as a sale of equity securities of the Successor Corporation, during the one hundred and eighty (180) day period, in the case of an Initial Public Offering, and the one hundred and twenty (120) day period, in the case of any other public offering, beginning on the effective date of the registration statement (except as part of such registration) for such public offering (or such shorter period as may be requested by the managing underwriter); provided, however, that no Member shall be bound by the holdback obligations set forth in this Section 9.9 unless all Members are similarly bound.

9.10 Satisfactory Written Assignment Required. Notwithstanding anything to the contrary herein, both the Company and the Company Board shall be entitled to treat the Transferor of an Investor Interest of any Investor in the Company as the absolute owner thereof in all respects, and shall incur no liability for distributions made in good faith to it, until such time as a written assignment or other instrument of Transfer that conforms to the requirements of this Article IX has been received by and recorded on the books of the Company.

9.11 Bankruptcy of a Member. The Bankruptcy of a Member shall not cause a dissolution of the Company, but the rights of such Member to receive distributions pursuant to this Agreement and to assign its Interests in the Company in accordance with this Article IX shall, on the happening of such an event, devolve on its successor for the purpose of administering its property, subject to the terms and conditions of this Agreement, and the Company shall continue as a limited Company in accordance with this Agreement and the Delaware Act. Such successor, however, shall become a substitute member only as provided in this Article IX with respect to a Transferee of such Member’s Interests in the Company. The successor of such Member shall be liable for all the obligations of such bankrupt Member.

9.12 Investor Interests Held by Blocker Corporations. Notwithstanding anything to the contrary herein, in connection with any proposed Transfer of Interests by the Blocker Corporations (including pursuant to a Company Sale), one or more of the Blocker Corporations may require the proposed Transferee and the other Investors to structure such Transfer in a manner such that the applicable OHB Holder Transfers its Equity Securities in one or more of the Blocker Corporations (the “Blocker Securities”) in lieu of the sale by such Blocker Corporation (or its Permitted Transferees) of its Interests in the Company to the proposed Transferee. If one or more Blocker Corporations make such election, the applicable OHB Holder shall receive a portion of the total proceeds equal to the proceeds that each such Blocker Corporation would otherwise have received in such Transfer, reduced by any discount or reduction in purchase price that such OHB Holder and the Company Board reasonably determine to be attributable to Transferee’s failure to obtain a stepped-up basis in the acquired Interests in the Company by reason of the sale of Blocker Securities in lieu of Interests. In furtherance of the foregoing, in connection with any such Transfer, the Company shall, if one or more of the Blocker Corporations so requests, solicit two offers from potential Transferees: (i) a bid for all Investor Interests of the Company and (ii) a bid for the Blocker Securities and all remaining Investor Interests of the Company not held by the Blocker Corporations.

ARTICLE X

OTHER RIGHTS

10.1 Preemptive Rights.

(a) If the Company shall propose to issue and sell any additional Investor Interests or any rights to subscribe for or purchase pursuant to any option or otherwise any Equity Securities in the Company to any Class A Investor or any of its Affiliates (collectively the “Additional Investor Interests”), or enter into any contracts relating to the issuance or sale of any Additional Investor Interests to any Investor or any of its Affiliates, each other Class A Investor shall have the right to purchase that number of Additional Investor Interests at the same price and on the same other terms proposed to be issued and sold to such Class A Investor or any of its Affiliates, so that each such Class A Investor would, in the aggregate, after the issuance or sale of all of such Additional Investor Interests have the same Percentage Investor Interest in the Company as such Class A Investor had in the Investor Interests of the Company prior to such issuance and sale (in each such case, the “Proportionate Percentage”). For the avoidance of doubt, to the extent a Warrant Holder (in its capacity as such) desires to exercise its preemptive rights under this Section 10.1, such Warrant Holder shall only have the right to purchase warrants to acquire its Proportionate Percentage of Additional Investor Interests.

(b) The Company shall offer to sell to each Class A Investor its Proportionate Percentage of such Additional Investor Interests and to sell to each such Class A Investor such of the Additional Investor Interests as shall not have been subscribed for by the other Class A Investors as hereinafter provided, at the price and on the terms described above, which shall be specified by the Company in a written notice delivered by the Company Board to each Class A Investor (the “Preemptive Offer”). The Preemptive Offer shall by its terms remain open for a period of at least thirty (30) days from the date of receipt thereof and shall specify the date on which the Additional Investor Interests will be sold to accepting Class A Investors (which shall be at least thirty (30) but not more than one hundred and eighty (180) days from the date of the Preemptive Offer).

(c) Each Class A Investor shall have the right, during the period of the Preemptive Offer, to elect to purchase any or all of its Proportionate Percentage of the Additional Investor Interests at the purchase price and on the terms stated in the Preemptive Offer. Notice by any such Class A Investor of its acceptance, in whole or in part, of a Preemptive Offer shall be irrevocable, in writing and signed by such Class A Investor and delivered to the Company no later than thirty (30) days following delivery of the Preemptive Offer, setting forth the amount of Additional Investor Interests such Class A Investor elects to purchase up to the amount determined pursuant to Sections 10.1(a) and 10.1(b) in respect of such Class A Investor.

(d) Each Class A Investor shall have the additional right to offer in its Notice of Acceptance to purchase any of the Additional Investor Interests not accepted for purchase by any other Class A Investors, in which event such Additional Investor Interests not accepted by such other Class A Investors shall be deemed to have been offered to and accepted by the Class A Investors exercising such additional right under this paragraph 10.1(d) pro rata in accordance with their respective Proportionate Percentages (determined without regard to those Class A Investors not electing to purchase their full respective Proportionate Percentages under the foregoing paragraph (c)) on the same terms and conditions as those specified in the Preemptive Offer, but in no event shall any such electing Class A Investor be allocated a number of Additional Investor Interests in excess of the maximum number of Additional Investor Interests as such Class A Investor has elected to purchase in its Notice of Acceptance.

(e) Robert Lawrence, for so long as he is employed by Local TV or a subsidiary or Affiliate thereof and to the extent permitted by the Company’s and Local TV’s credit agreements, shall have the right to fund the purchase of any of the Additional Investor Interests acquired pursuant to Section 10.1(c) (but not Section 10.1(d)) pursuant to recourse notes substantially in the same form as those used to bind his original acquisition of Class A Interests in Local TV.

(f) There shall be no liability on the part of the Company, the Company Board or any Class A Investor if the issuance of any Additional Investor Interests is not consummated for whatever reason. For the avoidance of doubt, the determination of whether to effect an issuance of Additional Investor Interests shall be in the sole and absolute discretion of the Company Board.

ARTICLE XI

DISSOLUTION; LIQUIDATION

11.1 Dissolution. The Company shall be dissolved and its affairs wound up upon the first to occur of the following events (the “Dissolution Event”):

(a) at any time upon a decision of the Company Board to dissolve the Company; or

(b) any other event sufficient under the Delaware Act to cause a dissolution of the Company.

11.2 Final Accounting. Upon the occurrence of the Dissolution Event, a proper accounting shall be made from the date of the last previous accounting to the date of the Dissolution Event.

11.3 Liquidation.

(a) General. The Dissolution Event shall be effective as of the date on which the event occurs giving rise to the dissolution and all Investors shall be given prompt notice thereof in accordance with Article XIII hereof, but the Company shall not terminate until the assets of the Company have been distributed as provided for in Section 11.3(c) hereof. Notwithstanding the dissolution of the Company, prior to the Termination of the Company, the business, assets and affairs of the Company shall continue to be governed by this Agreement.

(b) Liquidator. Upon the occurrence of the Dissolution Event, the Company Board shall act as the liquidator (the “Liquidator”) of the Company to wind up the Company. The Liquidator shall have full power and authority to sell, assign and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.

(c) Liquidating Distribution. After taking into account the deemed sale of any Company assets in accordance with Section 11.3(d) and the allocation of Net Profit or Net Loss for the last Fiscal Year of the Company, the Liquidator shall distribute all proceeds from liquidation in the following order of priority:

(i) first, to creditors of the Company in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof, including provision for contingent liabilities);

(ii) second, to all Class A Investors pro rata until the sum of (x) distributions to Class A Investors pursuant to this Section 11.3(c)(ii) plus (y) Extraordinary Distributions equals $1.1523 per Class A Investor Interest;

(iii) third, to all Class A Investors pro rata until each Class A Investor that holds a Class A Investor Interest has received cumulative distributions pursuant to Sections 6.4, 11.3(c)(ii), and this Section 11.3(c)(iii) equal to an internal rate of return of 8% per annum on an investment amount of $1.1523 per Class A Investor Interest calculated from the date hereof until the date of such distribution, compounded annually, determined for all Class A Investors by taking into account the times at which distributions by the Company were made;

(iv) fourth, to all Class B-1 Investors pro rata until each such Class B-1 Investor that holds a Class B-1 Investor Interest has received cumulative distributions pursuant to Section 6.4 and this Section 11.3(c)(iv) equal to $0.1523 per Class B-1 Investor Interest;

(v) fifth, to all Class B Investors pro rata until each Class B Investor has received cumulative distributions pursuant to Section 6.4 and this

Section 11.3(c)(v) equal to the product of (x) such Class B Investor’s Percentage Investor Interest multiplied by (y) the sum of (A) all distributions made to the Class A Investors pursuant to Sections 11.3(c)(iii) above plus (B) all distributions made to the Class A Investors pursuant to Section 6.4 (excluding Extraordinary Distributions except to the extent in excess of $1.1523 per Class A Interest) plus (C) all distributions made to the Class B Investors pursuant to this Section 11.3(c)(v) (which clause (C) shall be calculated without regard to the proviso to this Section 11.3(c));

(vi) thereafter, to the Investors pro rata in accordance with the Percentage Investor Interests;

provided, however, that in all cases, each Class B-2 Investor Interest which is issued subsequent to the Initial Class B-2 Investor Interests and subject to an Incremental Distribution Threshold (a “Subsequent Class B-2 Investor Interest”) shall be entitled to share in distributions under Sections 11.3(c)(v) and 11.3(c)(vi) only after each Initial Class B-2 Investor Interest has received an amount of distributions pursuant to Section 6.4 and Sections 11.3(c)(v) and 11.3(c)(vi) after the date of issuance of the Subsequent Class B-2 Investor Interest equal to the applicable Incremental Distribution Threshold for such Subsequent Class B-2 Investor Interest.

(d) Distributions in Kind.

(i) The Liquidator shall determine whether any assets of the Company shall be liquidated through sale or shall be distributed in kind.

(ii) If any Company assets are to be distributed to the Investors in kind, for the purpose of allocating Net Profit or Net Loss for the last Fiscal Year of the Company to the Investors there shall be a deemed sale of all assets to be so distributed for an amount equal to their Fair Market Value, as reasonably determined by the Liquidator, and any gain or loss attributable thereto shall be taken into account in determining the Net Profit or Net Loss, as the case may be, for the last Fiscal Year of the Company, as reasonably determined by the Liquidator.

(iii) A distribution in kind of an asset to an Investor shall be considered, for the purposes of this Article XI, a distribution in an amount equal to the Fair Market Value of the asset so distributed, as reasonably determined by the Liquidator.

11.4 Termination of Company. Upon the completion of the distribution of Company assets as provided in Section 11.3(c), the Person acting as Liquidator shall cause the Termination of the Company.

11.5 Liability of Company for Return of Capital Contributions. Each Member, by its acceptance of this Agreement, agrees that liability for the return of its Capital Contributions is limited to the Company and the Company’s assets. Each

Member shall look solely to the assets of the Company for all distributions with respect to the Company and its Capital Contributions thereto, and shall have no recourse therefor (upon dissolution or otherwise) against the other Investors.

ARTICLE XII

AMENDMENTS TO AGREEMENT

12.1 Amendments. This Agreement may only be amended in writing by (a) the Company Board or (b) the Class A Members holding a majority of Interests; provided, however, that this Agreement may not be amended pursuant to clause (a) or (b) without the prior written consent of any Member with respect to which such amendment would be adverse in a manner different from its effect on any other Member. Notwithstanding the foregoing, the Company Board or the Class A Members holding a majority of Interests, in their sole discretion, may amend the Agreement without the consent of any other Member if such amendment: (i) reflects the admission of any additional Person as a Member or joining of any additional Person to the Warrant Agreement as a Warrant Holder, including amending Articles VI and XI in connection with (A) the issuance of Investor Interests other than Class A or Class B Investor Interests (in which case, the amendment shall set forth the terms of such additional Investor Interests) or (B) a change in the Percentage Investor Interest of any Investor, in accordance with the provisions of this Agreement; (ii) reflects the additional Capital Contribution by a Person who is an Investor on the date hereof (including payments with respect to Warrants that are treated as Capital Contributions pursuant to this Agreement); (iii) reflects the Transfer of any Investor Interest in the Company in accordance with the provisions of this Agreement; (iv) corrects typographical errors or eliminates ambiguities; (v) is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any United States federal or state agency or contained in any United States federal or state statute; or (vi) eliminates or modifies any action previously required by the Delaware Act to be taken by or on behalf of the Company Board or the Company if the taking of such action is no longer required by the Delaware Act and such action does not adversely affect any Member in any material respect; provided, that the amendments described in clauses (i) and (ii) of this sentence may not adversely affect the relative priorities of the Investors as of the date hereof with respect to Articles VI and XI without the consent of any Member that is so affected. For the avoidance of doubt, the consent of the Warrant Holders shall not be required to effect any amendment to this Agreement.

ARTICLE XIII

NOTICES

13.1 Method for Notices. All notices, demands or other communications to be given to, or served upon, any of the parties to this Agreement by reason of this Agreement, shall be in writing and either shall be delivered in person with receipt acknowledged or by first-class mail, return receipt requested, postage prepaid, or by facsimile transmission, and, in each case, addressed at the address or facsimile number set forth below such Member’s name on such Member’s signature page hereto, or to such other address or facsimile number as shall be on record with the Company. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand or other communication hereunder shall be deemed to have been duly given or served on the date on which delivered (with receipt acknowledged) or sent by facsimile transmission.

ARTICLE XIV

CERTAIN COVENANTS

14.1 Confidentiality.

(a) Each Member recognizes that Confidential Information may have been and may be disclosed to such Member by the Company. Each Member shall not engage in the unauthorized use, and shall cause its Affiliates not to engage in the unauthorized use, or make any unauthorized disclosure to any third party, any Confidential Information without the prior written consent of the Company Board and shall use due care to ensure that such Confidential Information is kept confidential, including by treating such information as such party would treat its own Confidential Information. Notwithstanding the foregoing, the Members shall have the right to share any Confidential Information with the holders of their Equity Securities, any of their respective direct or indirect members, any proposed acquiror or Transferee of their Equity Securities, any of their current or potential financial sources or any of their attorneys, accountants or other advisors, each of whom shall be required to agree to keep confidential such Confidential Information to the extent required of the Members under this Section 14.1. As used herein, “Confidential Information” means all information, knowledge, systems or data relating to the business, operations, finances, policies, strategies, intentions or inventions of the Company (including any of the terms of this Agreement) from whatever source obtained, except for any such information, knowledge, systems or data which at the time of disclosure was in the public domain or otherwise in the possession of the disclosing Person unless such information, knowledge, systems or data was placed into the public domain or became known to such disclosing Person other than in violation of any non-disclosure obligation, including this Section 14.1. Nothing in this Section 14.1 shall prohibit any Member or any of its Affiliates from disclosing the terms of this Agreement to its counsel or any court or other Governmental Entity in connection with the enforcement by such Member of this Agreement.

(b) If any Member is requested to disclose any Confidential Information by any Governmental Entity, such Member will promptly notify the Company to permit it to seek a protective order or take other action that the Company

Board in its discretion deems appropriate, and such Member will cooperate in any such efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information. If, in the absence of a protective order, such Member is compelled as a matter of law to disclose any such information in any proceeding or pursuant to legal process, such Member may disclose to the party compelling disclosure only the part of such Confidential Information as is required by Law to be disclosed (in which case, prior to such disclosure, such Member will advise and, if requested by the Company Board, consult with the Company and its counsel as to such disclosure and the nature and wording of such disclosure) and such Member will use its reasonable best efforts to obtain confidential treatment therefor.

(c) Each Member shall indemnify each other Investor and the Company for any loss, damage, liability, claims and expenses incurred, suffered or sustained by any of them as a result of any breach by such Member or its Affiliate of this Section 14.1.

14.2 Access. Each Member (other than the Oak Hill Investors) acknowledges that (a) it or he has had and will continue to have access to Confidential Information and trade secrets that if misused or disclosed would cause material harm to the Company, (b) it or he possesses and will continue to receive Confidential Information and trade secrets of the Company and exposure to key customers of the Company, (c) the Company has expended and will continue to expend significant time, efforts and resources in the hiring, training and development of an unusual and extraordinary workforce whose identities and abilities the Member would not know or learn of but for its or his relationship with the Company; and (d) it or he is agreeing to the covenants set forth in this Article XIV in order to induce the Company to offer such Member the opportunity to make an investment in the Company, which is of substantial benefit to such Member. The covenants set forth in this Article XIV may only be enforced by the Company or its Subsidiaries.

14.3 Injunctive Relief. The Company shall be entitled to seek injunctive relief to enforce the provisions of Article XIV hereof and each Member hereby consents to the issuance by a court of competent jurisdiction of a temporary restraining order, or preliminary or permanent injunction to enforce its rights and hereby waives any requirement of a posting of a bond.

ARTICLE XV

GENERAL PROVISIONS

15.1 Additional Members. One or more additional Members may, subject to the terms of this Agreement, be admitted into the Company at any time on such terms and conditions, in each case as determined by the Company Board, and the Agreement may be amended by the Company Board to reflect any such admission and terms and conditions; provided, however, that a Warrant Holder’s exercise of its Warrant(s) and admittance as a Member shall be pursuant and subject to the Warrant Agreement. Prior to the admission of any additional Member, including upon the exercise of a Warrant by a Warrant Holder, such Member shall have executed and delivered to the Company a written undertaking to be bound by the terms and conditions of this Agreement substantially in the form of Exhibit A hereto. Subject to Section 4.4 hereof, any such additional Member shall have the number of Investor Interests as determined in the sole discretion of the Company Board, or where such additional Member becomes a Member as a result of the exercise of a Warrant, as determined after giving effect to such exercise.

15.2 FCC Consent. In the event that any action to be taken under this Agreement would result in a change of control of any license, permit or other authorization issued by the FCC such that the prior consent of the FCC is required for the consummation of such action under the Communications Act or the rules, regulations and policies of the FCC which are then in effect, the obtaining of such FCC consent shall be a condition for the consummation of such action and the parties hereto shall cooperate and use all commercially reasonable efforts to make any required filings with the FCC to obtain such consent of the FCC prior to the taking of such action.

15.3 Waiver of Jury Trial. EACH MEMBER HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL WITH RESPECT TO ANY CAUSE OF ACTION RELATING TO THE COMPANY.

15.4 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PROVISIONS, POLICIES OR PRINCIPLES THEREOF RELATING TO CHOICE OR CONFLICT OF LAWS.

15.5 Power of Attorney.

(a) Each Member hereby irrevocably appoints and empowers the Company Board, and any officer of the Company appointed by the Company Board to undertake any of the following actions (an “Appointed Officer”), as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, to make, execute, acknowledge, publish and file in the appropriate public offices (i) any amendment to the Certificate of Formation, (ii) any certificate, instrument or document as may be required by, or may be appropriate under, the laws of any state or other jurisdiction in which the Company is doing or intends to do business, (iii) any other instrument that may be required to be filed by the Company under the laws of any state or by any governmental agency and (iv) any document which may be required to effect the continuation of the Company, the admission, withdrawal or substitution of any Member pursuant to this Agreement, the joinder or release of any Warrant Holder pursuant to the Warrant Agreement, and the dissolution and Termination of the Company pursuant to the terms of this Agreement.

(b) The foregoing grant of authority, to the fullest extent permitted under applicable law, subject to the limitations set forth in this Agreement, (i) is an irrevocable special power of attorney, coupled with an interest, and shall survive and not be affected by the subsequent death, incompetency, disability, dissolution, bankruptcy or termination of any Member and shall extend to such Member’s heirs, successors, assigns and personal representatives, (ii) may be exercised by the Company Board and/or the Appointed Officer, if applicable, for each and every Member acting as attorney-in-fact for each and every Member and (iii) shall survive the sale by any Member of all or any portion of its interest in the Company and shall be fully binding upon such transferee, except that the power of attorney shall survive such sale with respect to the transferor Member for the sole purpose of enabling the Company Board and/or the Appointed Officer, if applicable, to execute, acknowledge and file any instrument necessary to effect the admission of such transferee as a Member.

15.6 Discretion. Whenever in this Agreement a Member is permitted or required to make a decision (a) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, the Member shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interests of or factors affecting the Company or any other Investor, or (b) in its “good faith” or under another expressed standard, a Member shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other agreement contemplated herein or by relevant provisions of law or in equity or otherwise.

15.7 Entire Agreement. This Agreement (with its Schedules and Exhibits) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes any prior agreement or understanding among the parties hereto with respect to the subject matter hereof.

15.8 Binding Effect. Except as provided otherwise herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns.

15.9 Counterparts. This Agreement may be executed either directly or by an attorney-in-fact, in any number of counterparts of the signature pages, and may be delivered by means of facsimile or electronic transmission in portable document format, each of which shall be considered an original and all of which shall constitute the same agreement.

15.10 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

15.11 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

15.12 Waiver of Partition. Each Member hereby irrevocably waives any right that it may have to maintain any action for partition with respect to any Company property.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

MEMBERS:

OAK HILL CAPITAL PARTNERS II, L.P.

By:	OHCP GenPar II, L.P.,
its general partner

By:	OHCP MGP II, LLC,
its general partner

By:	/s/ Kevin G. Levy
Name:	Kevin G. Levy
Title:	Vice President

Address for Notice:

1717 Dixie Highway #650

Ft. Wright, Kentucky, 41011

Facsimile: (859) 331-6014

Oak Hill Capital Management Partners II, L.P.

By:	OHCP II GenPar, L.P.,
its general partner

By:	OHCP MGP II, LLC,
its general partner

By:	/s/ Kevin G. Levy
Name:	Kevin G. Levy
Title:	Vice President

Address for Notice:

1717 Dixie Highway #650

Ft. Wright, Kentucky, 41011

Facsimile: (859) 331-6014

Local TV B-Corp A, Inc.

By:	/s/ Kevin G. Levy
Name:	Kevin G. Levy
Title:	Vice President

Address for Notice:

1717 Dixie Highway #650

Ft. Wright, Kentucky, 41011

Facsimile: (859) 331-6014

Local TV B-Corp B, Inc.

By:	/s/ Kevin G. Levy
Name:	Kevin G. Levy
Title:	Vice President

Address for Notice:

1717 Dixie Highway #650

Ft. Wright, Kentucky, 41011

Facsimile: (859) 331-6014

OHCP III LTV A, LLC.

By:	/s/ Kevin G. Levy
Name:	Kevin G. Levy
Title:	Vice President

Address for Notice:

201 Main Street, Suite 1620

Fort Worth, TX 76102

Facsimile: (817) 820-1623

OHCP in LTV B, LLC.

By:	/s/ Kevin G. Levy
Name:	Kevin G. Levy
Title:	Vice President

Address for Notice:
201 Main Street, Suite 1620 Fort Worth, TX 76102 Facsimile: (817) 820-1623

OHCP III LTV C, INC.

	By:	/s/ Kevin G. Levy
	Name:	Kevin G. Levy
	Title:	Vice President

Address for Notice:
201 Main Street, Suite 1620 Fort Worth, TX 76102 Facsimile: (817) 820-1623

OHCP III LTV D, INC.

	By:	/s/ Kevin G. Levy
	Name:	Kevin G. Levy
	Title:	Vice President

Address for Notice:
201 Main Street, Suite 1620 Fort Worth, TX 76102 Facsimile: (817) 820-1623

GEOLO P INVESTORS, L.L.C.

	By:	/s/ Thomas M. Gottlieb
	Name:	Thomas M. Gottlieb
	Title:	Manager

Address for Notice:	With copies (which shall not constitute notice) to:
3555 Timmons Lane, Suite 800	Thomas Gottlieb	Leonard Loventhal
Houston, Texas 77027	Managing Partner, GEOLO Capital	leoloventhal@sbcglobal.net
Facsimile: (713) 623-2317	Pier 5, The Embarcadero, Suite 102
San Francisco, CA 94111
Facsimile: (419) 821-6813
tg@geolo.com

	By:	/s/ Robert Lawrence
Robert Lawrence

Address for Notice:

4320 Willow Hills

Cincinnati, Ohio 45243

By:	/s/ Pamela C. Taylor
Pamela C. Taylor

Address for Notice:

1717 Dixie Highway #650

Ft. Wright, Kentucky, 41011

Facsimile: (859) 331-6014

By:	/s/ Theodore W. Kuhlman
Theodore W. Kuhlman

Address for Notice:

1717 Dixie Highway #650

Ft. Wright, Kentucky, 41011

Facsimile: (859) 331-6014

SCHEDULE I1

As of July 14, 2008

Class A Interests

Members	Capital Account	Initial Capital Contributions	Number of Class A Interests	Percentage Investor Interest
Oak Hill Capital Partners II, L.P.	99,612,039.96[2]	Class A Interests in Local TV	86,445,695.56	16.46%
New contribution made July 14, 2008	47,875,592.21	47,875,592.21	41,547,576.69	7.91%
Local TV B-Corp A, Inc.	34,230,582.89[2]	Class A Interests in Local TV	29,706,113.32	5.66%
New contribution made July 14, 2008	16,451,921.16	16,451,921.16	14,277,368.17	2.72%
Local TV B-Corp B, Inc.	13,569,402.05[2]	Class A Interests in Local TV	11,775,849.58	2.24%
New contribution made July 14, 2008	6,521,733.32	6,521,733.32	5,659,715.17	1.08%
Oak Hill Capital Management Partners II, L.P.	2,387,975.10[2]	Class A Interests in Local TV	2,072,341.54	0.39%
New contribution made July 14, 2008	1,244,753.30	1,244,753.30	1,080,226.49	0.21%

[1]	For illustrative purposes, this Schedule I assumes that all Class B Investor Interests available to be awarded have been awarded and have fully vested.
[2]	The Investor’s Capital Account reflects a Revaluation pursuant to Section 6.3(j) of this Agreement.

Schedule I-1

Members	Capital Account	Initial Capital Contributions	Number of Class A Interests	Percentage Investor Interest
Robert Lawrence	1,382,769.23[3]	Class A Interests in Local TV	1,200,000.00	0.23%
OHCP III LTV A, LLC	208,376,231.36	208,376,231.36	180,833,845.64	34.43%
OHCP III LTV B, LLC	2,763,493.13	2,763,493.13	2,398,225.01	0.46%
OHCP III LTV C, Inc.	69,144,676.51	69,144,676.51	60,005,393.50	11.42%
OHCP III LTV D, Inc.	10,396,599.00	10,396,599.00	9,022,415.68	1.72%
Geolo P Investors, L.L.C.	19,225,000.00	19,225,000.00	16,683,911.88	3.18%

[3]	The Investor’s Capital Account reflects a Revaluation pursuant to Section 6.3(j) of this Agreement.

Schedule I-2

Class B Interests

Members	Capital Account	Initial Capital Contributions	Number of Class B Interests	Percentage Investor Interest
Robert Lawrence Class B-1 Interests	0	Class B Interests in Local TV	7,937,300	1.51%
Class B-2 Interests			18,310,645	3.49%
Pamela C. Taylor Class B-1 Interests	0	Class B Interests in Local TV	971,152	0.18%
Class B-2 Interests			6,308,710	1.20%
Theodore W. Kuhlman Class B-1 Interests	0	Class B Interests in Local TV	693,680	0.13%
Class B-2 Interests			5,139,291	0.98%

Class A Warrants

Warrant Holders	Capital Account	Initial Capital Contributions	Number of Class A Interests issuable upon exercise of the Class A Warrant(s) held by the Warrant Holder	Percentage Investor Interest
Benjamin L. Homel	2,535,076.92[4]	Class A Warrant in Local TV	2,200,000	0.42%

[4]	The Investor’s Capital Account reflects a Revaluation pursuant to Section 6.3(j) of this Agreement.

Schedule I-3

Class B Warrants

Warrant Holders	Capital Account	Initial Capital Contributions	Number of Class B Interests issuable upon exercise of the Class A Warrant(s) held by the Warrant Holder	Percentage Investor Interest
Benjamin L. Homel	0	Class B Warrant in Local TV	4,568,950	0.87%

	Number of Class B Investor Interests	Percentage Investor Interest
Other Class B Investor Interests Available to be Awarded	16,402,645	3.12%

Schedule I-4

SCHEDULE II

Company Board

Directors

Scott Baker

J. Taylor Crandall

Benjamin Diesbach

Jonathan Friesel

Robert L. Lawrence

David K. McKown

Schedule II